Exhibit 10.51

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED: [***]

SIGNATORY AGREEMENT
(U.S. Transactions)

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SIGNATORY AGREEMENT
(U.S. Visa and MasterCard Transactions)
This Signatory Agreement, including the Schedules attached hereto ("this Signatory Agreement") and together with the Master Terms of Service ("MTOS") referenced below ("this Agreement"), dated as of May 21, 2009 ("Effective Date"), is by and between Spirit Airlines, Inc., a company organized under the laws of the state of Delaware having its place of business at 2800 Executive Way, Miramar, Florida 33025 (hereafter "Carrier"), and U.S. Bank National Association, a national banking association, acting as "Member" and "Servicer." Carrier, Member and Servicer shall be collectively referred to as the "Parties" and individually each a "Party". Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the MTOS attached hereto as Exhibit A and incorporated herein as provided in Section 1 below.
RECITALS
WHEREAS, Carrier, an air carrier engaged in the transportation of passengers by air, desires to make available to its customers a convenient means of purchasing air transportation, both on a current and time payment basis, through the use of Cards; and
WHEREAS, Member is a member of Visa U.S.A. Inc. and MasterCard International (collectively, the "Applicable Card Associations") and is qualified to enter into contractual relationships with merchants such as Carrier who wish to honor Cards which bear the service marks of the Applicable Card Associations; and the Applicable Card Associations contemplate that Cards will be issued by financial institutions who are members in the respective systems and that such Cards will be honored by merchants who have signed agreements with member financial institutions;
WHEREAS, Servicer is qualified to provide the merchant processing services required in order to honor Cards; and
WHEREAS, Carrier has engaged Member and Servicer to process Transactions conducted in the United States of America ("Applicable Transactions") on behalf of Carrier, and Member and Servicer have agreed to undertake such processing.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby covenant and agree to be bound as follows:
Section 1. Incorporation of MTOS. The MTOS are incorporated into and are a part of this Agreement and each Party acknowledges, affirms and agrees that it is bound by the terms of the MTOS. Each reference in the MTOS to "the Signatory Agreement" means this Signatory Agreement with Member and Servicer as named in the preamble hereof. Each reference in this Signatory Agreement, the MTOS or the Schedules hereto to "the Agreement" or "this Agreement" mean this Signatory Agreement, the MTOS and the Schedules attached hereto, which form part of this Agreement and shall have effect as if set out in full body of this Agreement, collectively.
Section 2. Processing Services. Carrier hereby requests that Member and Servicer process Applicable Transactions on behalf of Carrier and provide the services described in this Agreement, and Member and Servicer each agree to process, or cause to be

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processed, the Applicable Transactions and provide such services, or cause them to be provided, in compliance with the terms and conditions of this Agreement, the Operating Regulations and applicable requirements of law. Notwithstanding the foregoing or anything else to the contrary contained in the Agreement, if during the initial 120-day period following the Commencement Date (defined below) refunds to be submitted for processing under this Agreement on any day shall exceed [***] of all Transactions to be submitted for processing under this Agreement on such day, then, prior to the submission of such Transactions for processing, Carrier shall wire to Servicer an amount equal to the aggregate dollar amount that the refunds exceed the [***] limit. If Carrier fails to wire such amount, Member and Servicer may refuse to process any Transactions under this Agreement and may terminate this Agreement. Member and Servicer shall have no liability to Carrier if Member and Servicer elect not to continue to process Transactions under this Agreement as a result of an excessive number of refunds being submitted during such period.
Section 3. Commencement Date. Member and Servicer shall commence processing Applicable Transactions under this Agreement by July 1, 2009 (the "Commencement Date").
Section 4. Effective Date. This Agreement shall become effective as of the Effective Date upon execution, and delivery to the other Parties, of this Signatory Agreement by each Party hereto, and delivery by Carrier of such resolutions, organizational documents and certificates as Servicer shall have requested, in its sole discretion.
Section 5. Applicable Country; Settlement Currency. The "Applicable Country" for this Agreement is the United States of America. All settlements with respect to Applicable Transactions shall be in U.S. dollars.
Section 6. Settlement Account. The Settlement Account for Applicable Transactions submitted under this Agreement shall be identified in writing by Carrier to Servicer from time to time.
Section 7. [***]
Section 8. Effect of Insolvency Proceeding. Notwithstanding anything contained in the MTOS to the contrary, upon and after the occurrence of the commencement, whether by or against Carrier, of any bankruptcy, reorganization, or other proceeding under any bankruptcy, reorganization, or other insolvency law, Servicer may, at its option, require as a condition to the processing of any Applicable Transactions submitted to it relating to sales made by Carrier prior to or after the institution of such proceedings, the entry of an order by the court having the jurisdiction of any such proceeding, authorizing Carrier to issue, and Member and Servicer to process, Applicable Transactions for sales made by Carrier prior to or after the institution of such proceeding.
Section 9. Notices. All notices permitted or required to be sent pursuant to this Agreement shall be addressed as set forth below:
TO CARRIER: Spirit Airlines, Inc.
2800 Executive Way
Miramar, Florida 33025

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ATTENTION:
David Lancelot, Senior Vice President and Chief
Financial Officer
Fax: (954) 447-7967 or
Email: david.lancelot@spiritair.com
and
David Bradford, Vice President and Treasurer
Fax: (954) 447-7967 or
Email: david.bradford@spiritair.com

With a copy to:	Spirit Airlines, Inc. 2800 Executive Way Miramar, Florida 33025

ATTENTION:	Thomas Canfield, Senior Vice President and General Counsel Fax: (954) 447-7854 or Email: thomas.canfield@spiritair.com

TO MEMBER:	U.S. Bank National Association Mail Station BC-MN-H22P 800 Nicollet Mall Minneapolis, Minnesota 55415

ATTENTION:	Credit Manager Telecopy: (612) 303-3653

TO SERVICER:	U.S. Bank National Association Mail Station BC-MN-H22P 800 Nicollet Mall Minneapolis, Minnesota 55415

ATTENTION:	Credit Manager Telecopy: (612) 303-3653
Section 10. Term. This Agreement shall become effective as of the Effective Date and continue in effect, unless earlier terminated pursuant to Section 14 of the MTOS for an initial term of two (2) years from the Commencement Date (the "Initial Term"); provided, that, this Agreement will automatically extend for an additional one (1) year after the Initial Term unless either party provides written notice to the other of its intent not to extend the Agreement for such additional year by giving written notice of such determination at least ninety (90) days prior to the expiration of the Initial Term.
Section 11. Role of Servicer. Notwithstanding the terms of this Agreement, Servicer (or any other Person to which Servicer may delegate functions or duties) with respect to functions and duties that may be performed by Member or by it, shall perform, or cause to be performed, all processing and operational functions under this Agreement for Carrier and interact with Carrier with respect to the same, including the remittance to Carrier of funds received from the Card Associations, if permitted by Operating Regulations, except that Member shall settle all Applicable Transactions with the Applicable Card Associations. Any requests or notices made by Carrier, all Sales Records and Credit Records to be submitted by it, and all reports, materials, information or notices to be provided by it, shall be sent, submitted or provided by Carrier to Servicer in satisfaction of any requirement to provide the same to Servicer and Member and shall not be sent, submitted or provided to

4

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]	(U.S. Transactions)
Member unless Servicer otherwise instructs Carrier in writing. Unless Servicer otherwise agrees, Servicer, if permitted by Operating Regulations and in compliance with applicable requirements of law, for itself and on behalf of Member, will retain and hold any Deposit amount and make any requests for or retain additional funds, including Reserved Funds, all as contemplated by the Exposure Protection Schedule and shall have the right to exercise all rights and remedies of Servicer and/or Member under this Agreement. Servicer shall have all rights and benefits of Member with respect to actions that may be taken by Member that are taken by Servicer. Carrier may rely on any agreements, consents, waivers and actions of Servicer as if the same were performed by Member.

Section 12. Entirety. This Agreement (including the MTOS, the Fee Schedule and the Exposure Protection Schedule attached to this Signatory Agreement) constitutes the entire understanding and agreement among the Parties with respect to the subject matter herein contained, and there are no other agreements, representations, warranties or understanding, oral or written, expressed or implied, that are not merged herein and superseded hereby. This Agreement shall not be amended, supplemented, modified or changed in any manner, except as provided in writing and signed by the Parties hereto.
Section 13. Governing Law. This Agreement and any matter arising from or in connection with it shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its conflict of law principles.
Section 14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 15. Counterparts; Facsimile. The Agreement and any and all related documents may be executed in any number of counterparts, each of which, when so executed, then delivered or transmitted by facsimile, shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument. In particular, the Agreement and any and all related documents may be executed by facsimile, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]
5

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and attested to by their duly authorized officers as of the day and year written.
CARRIER:
SPIRIT AIRLINES, INC.

Signature:	/s/ D. Bradford
Title:	VP Treasurer

Date:
MEMBER AND SERVICER:
U.S. BANK NATIONAL ASSOCIATION

Signature:	/s/ John R. Follert
Title:	Its Authorized Representative

Date:	5/21/2009

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Value Added Services Schedule
[To be completed by Carrier]

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]	(U.S. Transactions)
Exhibit A to Signatory Agreement

MASTER TERMS OF SERVICE

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

i

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

SECTION 25.	FORCE MAJEURE	28

SECTION 26.	ASSOCIATION OBLIGOR	28

SECTION 27.	JUDGMENT CURRENCY	28

SECTION 28.	WAIVER OF SOVEREIGN IMMUNITY	29

Exhibits and Schedules

Exhibit A	Payment Days
ii

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

MASTER TERMS OF SERVICE
PREAMBLE
Carrier (as such capitalized terms and other capitalized terms used in this preamble are defined below), a certified air carrier engaged in the transportation of passengers by air, desires to make available to its customers a convenient means of purchasing air transportation through the use of Cards. These Master Terms of Service ("MTOS") and the other terms of the Agreement govern Carrier's receipt of Card processing services.
SECTION 1. DEFINITIONS.
1.1 For the purpose of this Agreement, the terms below shall have the following meanings:
Affiliate - With respect to any Party, any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Party. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.
Agent - A business organization duly licensed (if so required) and authorized to perform functions of a travel agent who is not an employee of Carrier and who has been duly designated, appointed and authorized by Carrier to act as a travel agent on behalf of Carrier.
Agreement - The Signatory Agreement among Carrier, Servicer and Member providing for the processing of Card Transactions that incorporates the MTOS and all schedules and exhibits attached thereto or attached to the MTOS. Each reference to "the Agreement" or "this Agreement" contained herein shall constitute a reference to, collectively, (a) the Signatory Agreement, (b) each schedule or exhibit attached to such Signatory Agreement, and (c) the MTOS and each schedule or exhibit attached to the MTOS.
Applicable Country - Any country in which Card Transactions are being transacted pursuant to and as permitted by this Agreement, as identified in the Signatory Agreement.
Applicable Rate - The Applicable Rate (using a 365-day year) shall be determined in accordance with the following chart for each Settlement Currency:

Settlement Currency	Applicable Rate
U.S. Dollars	[***]
Association Obligor - Any Person (other than Carrier) (i) directly liable (a "Direct Obligor") for obligations owed to any Card Association on account of Sales Records submitted to a Card Association hereunder (for example, Chargebacks and Card Association fines and assessments), or (ii) indirectly liable to any Card Association on account of Sales Records submitted to a Card Association hereunder through an indemnity given to a Direct Obligor or a guarantee of payment of any such indemnity obligation to a Direct Obligor (an "Indirect Obligation").

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Authorization - The process whereby Carrier requests permission for the Card to be used for a particular Transaction.
AVS - Address verification service.
Billing Settlement Processor - A bank settlement plan or similar entity that aggregates Card Transactions for such regions or Applicable Countries as the Parties may mutually agree and submits Card Transactions on behalf of Carrier.
Business Day - With respect to Transactions submitted to Member or Servicer, any weekday, Monday through Friday, except when any such day is a legal holiday recognized by Member or Servicer.
Card - Any credit or debit card bearing the service mark of a Card Association or other evidence of an account, including an account number, issued under the auspices of a Card Association.
Card Associations - The Applicable Card Association(s) as defined in the Signatory Agreement.

Card Issuer - Any bank or financial institution that is a member of a Card Association and issues a Card.
Cardholder - Any person authorized to use a Card by the Card Issuer.
Cardholder Account Information - As defined in Section 4.1.
Carrier - The merchant that is Party to the Signatory Agreement.
Carrier's Rights - As defined in the Exposure Protection Schedule.
Carrier Website - The website Carrier has established or may establish from time to time for the purpose of selling goods and services in the Applicable Countries.
Chargeback - Any amount claimed from or not paid to Member, Servicer or any other Association Obligor or a refusal or reversal of any payment by a Card Issuer in relation to a Card Transaction for any reason stipulated in the Operating Regulations or any amount claimed from Carrier by Member or Servicer in relation to a Card Transaction as stipulated in the Operating Regulations, or, if the context so requires, the act of returning a previously processed Card Transaction or of asserting a claim for payment.
Commencement Date - As defined in the Signatory Agreement.
CNP Transactions - A Card Transaction which is accepted and processed where the Cardholder is not present or the Card is not provided physically to Carrier at the time the Transaction occurs (for example, internet, mail order or telephone order).
Credit Record - A record, whether paper or electronic, approved by Member or Servicer, which is used to evidence a refund or adjustment of a purchase made through the use of a Card, and which will be credited to a Cardholder account.

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Deposit - The aggregate of (a) Reserved Funds and (b) any cash remitted and pledged by Carrier to Member, Servicer or any other Secured Party pursuant to or in connection with this Agreement to secure the Obligations hereunder, and all additions to such aggregate made from time to time and all monies, securities, investments and instruments purchased therewith and all interest, profits or dividends accruing thereon and proceeds thereof. In the event that Transactions are settled in multiple currencies, Member or Servicer may require separate Deposits in such currencies.
Effective Date - The date set forth as the "Effective Date" in the Signatory Agreement that is part of this Agreement.
Electronic Credit Record - An electronic Credit Record.
Electronic Data Capture or "EDC" - Any means by which payment information (e.g. Electronic Sales Record or Electronic Credit Record) is transmitted electronically to Servicer for processing.
Electronic Record - An Electronic Credit Record or an Electronic Sales Record.
Electronic Sales Record - An electronic Sales Record.
Exposure Protection Schedule - The "Exposure Protection Schedule" attached to the Signatory Agreement that is part of this Agreement.
Fee Schedule - The "Fee Schedule" attached to the Signatory Agreement that is part of this Agreement.
Insolvency Event - (i) The commencement of any bankruptcy, insolvency, moratorium, liquidation, judicial reorganization proceeding, dissolution, arrangement, or proceeding under any creditors' rights law or other similar proceeding by or against Carrier, (ii) any application for, consent by Carrier, or acquiescence by Carrier in, the appointment of any trustee, receiver, or other custodian for Carrier or a substantial part of its property, (iii) any appointment of a trustee, receiver or other custodian for Carrier or a substantial part of its property, or (iv) any general assignment by Carrier for the benefit of creditors.
ISP - An internet service provider.
Judgment Currency - As defined in Section 27.

MasterCard - MasterCard International Incorporated.
Member - The financial institution (or, to the extent allowed by Operating Regulations, a subsidiary or Affiliate of a financial institution) designated as Member in the Signatory Agreement.
Net Activity - For any day on which funds are to be remitted to Carrier under Section 6.2 hereof with respect to Transactions to be settled in the same currency, the net aggregate amount of (i) the aggregate amount of the Sales Records submitted to Servicer prior to such date of remittance of funds that are to be settled to Carrier in the same currency, plus (ii) adjustments in favor of Carrier in the same currency, minus

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
(iii) outstanding Credit Records, Chargebacks to Carrier for which Servicer or Member has not been reimbursed, adjustments in favor of Servicer or Member and reimbursements to Servicer or Member with respect to Sales Records in the same currency, minus (iv) fees owed to Servicer or Member and the processing fees set out in the Fee Schedule and any other obligations of Carrier to Servicer or Member arising under this Agreement, minus (v) if applicable, any net addition to Reserved Funds on such date (or plus any net subtraction from Reserved Funds on such date).
Obligations - As defined in the Exposure Protection Schedule.
Operating Regulations - The operating regulations of a Card Association as amended or supplemented from time to time.
Parties - As defined in the Signatory Agreement.
PCI - Payment Card Industry (PCI) Data Security Standard, including any amendments thereto or replacements thereof.
Person - Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
POS Device - A Terminal or other point-of-sale device at a Carrier location that conforms with the requirements established from time to time by Servicer and the applicable Card Association.
Processing Date - Any date on which Servicer processes a Card Transaction using its merchant processing system.
Relevant Authorities - Any governmental or other agencies or any regulatory authorities with jurisdiction over, or otherwise material to, the business, assets, or operations of Carrier.
Reserved Funds - All funds paid by a Card Association on account of Sales Records submitted to Member or Servicer by Carrier pursuant to this Agreement and held by Member or Servicer pursuant to the provisions of the Exposure Protection Schedule.
Retained Documents - As defined in Section 7.2.
Sales Record - A record, whether paper or electronic, which is used to evidence Travel Costs purchased by a Cardholder through the use of a Card.
Secured Party - As defined in the Exposure Protection Schedule.
Servicer - The entity designated as "Servicer" in the Signatory Agreement.
Settlement Account - A deposit account at a financial institution designated by Carrier as the account to be debited or credited, as applicable, for Net Activity.

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

Settlement File - The settlement file summarizing Travel Costs and Transactions submitted by Carrier by electronic transmission to Servicer or Member in such form or format as the Parties may agree.
Signatory Agreement - The "Signatory Agreement" that identifies "Member" and "Servicer" by name, is signed by each of them and by Carrier, and incorporates the MTOS.
Terms and Conditions of Sale - As defined in Section 3.14(b).
Terminal - A point-of-transaction terminal that conforms with the requirements established from time to time by Servicer and the applicable Card Association capable of (i) reading the account number encoded on the magnetic stripe, (ii) comparing the last four digits of the encoded account number to the manually key-entered last four digits of the embossed account number, and (iii) transmitting the full, unaltered contents of the magnetic stripe in the Authorization message.
Third-Party Terminal - A terminal, other point-of-sale device, or software provided to Carrier by any entity other than Servicer or an authorized designee of Servicer.
Transaction - The purchase by, or refund to, a Cardholder, using a Card for any goods or services provided by Carrier pursuant to this Agreement in the Applicable Countries.
Transaction Date - The actual date on which the Cardholder purchases goods or services with a Card, or on which a Credit Record is issued from Carrier through use of a Card.
Travel Costs - Any one, or any combination of, the following items:
(a) the purchase of a ticket for air travel for travel along any of Carrier's routes;
(b) the purchase of a ticket for air travel over the lines of other carriers;
(c) the payment of airport taxes, fees and surcharges in connection with the purchase of any item specified in this section;
(d) the payment of baggage charges;
(e) the purchase of air freight and air cargo services offered by Carrier;
(f) the purchase of small package delivery services offered by Carrier;
(g) the purchase of travel services (including accommodation) on tours sold by or through Carrier in conjunction with the furnishing of air travel;

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(h) the purchase of air travel for pets on Carrier's flights;
(i) the payment of dues associated with Carrier's airport or other club system;
(j) the purchase of ancillary services in connection with passenger transportation;
(k) the purchase of goods or services sold and delivered on, or in association with, Carrier's flights; and
(l) the purchase of goods or services sold via direct mail catalog or by direct mail by Carrier.
Travel Costs shall also mean such other goods or services as Carrier and Servicer may agree to include in writing. Travel Costs shall not include charter services.
U.S. Bank - U.S. Bank National Association.
Value Added Services - Any product or service provided by a third party unaffiliated with Servicer to assist Carrier in processing Card Transactions, including internet payment gateways, integrated Terminals, global distribution systems, inventory management and accounting tools, loyalty programs, fraud prevention programs, and any other product or service that participates, directly or indirectly, in the flow of Card Transaction data.

Value Added Services Schedule - The Value Added Services Schedule attached to the Signatory Agreement.
1.2 In the Agreement unless the context otherwise requires:
(a) Any reference to a statute, statutory instrument, regulation or order shall be construed as a reference to such statute, statutory instrument, regulation or order as amended or re-enacted from time to time.
(b) The words "hereof," "herein" and "hereunder" and words of similar impact when used in the Agreement shall refer to the Agreement as a whole and not to any particular provision of the Agreement. References to Sections, Schedules and like references are to the Agreement unless otherwise expressly provided. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context in which used herein otherwise clearly requires "or" has the inclusive meaning represented by the phase "and/or."
SECTION 2. RULES AND REGULATIONS.
2.1 Carrier, Member and Servicer each acknowledge that the respective systems of the Card Associations are governed by their respective Operating Regulations and that all Transactions hereunder are subject to such Operating Regulations, as applicable, as the same may be amended from time to time. To the extent there is a conflict between applicable Operating Regulations and the terms of this Agreement, the Operating Regulations shall control. To the extent there is a conflict between applicable law and applicable Operating Regulations, the applicable law shall control. For purposes of the foregoing, a conflict shall

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
be deemed to exist only if (i) compliance with the terms of this Agreement is impossible without a breach of the applicable Operating Regulations or (ii) compliance with the applicable Operating Regulations is impossible without a breach of applicable law. Unless permitted by the applicable Operating Regulations, Carrier shall not establish minimum or maximum Transaction amounts as a condition for honoring Cards.
2.2 Carrier, Member and Servicer each shall be responsible for any liability arising out of or related to their own failure to observe, perform or otherwise comply with the applicable provisions of the Operating Regulations. Carrier agrees that it shall be responsible for any fees, charges, fines, penalties or other assessments of that Member or Servicer is required to pay a Card Association as a consequence of Carrier's failure to comply with the applicable Operating Regulations. Member and Servicer agree that each shall be responsible for any fees, charges, fines, penalties or other assessments of that Carrier is required to pay a Card Association as a consequence of Member's or Servicer's failure to comply with the applicable Operating Regulations.
SECTION 3. HONORING CARDS.
3.1 [***] If Carrier chooses to accept only one of the categories of products but later submits a Transaction outside of the selected category, Servicer and Member are not required to reject the Transaction and Carrier will be charged standard fees and expenses for that category of products. Further, if Carrier chooses a limited acceptance option, it must still honor all international cards presented for payment. If Carrier decides to implement a limited acceptance policy, it shall display appropriate signage to communicate that policy to Cardholders. Except as may be permitted by applicable local law and Operating Regulations, Carrier will not impose a surcharge for purchases made with the Card nor shall Carrier establish minimum or maximum transaction amounts as a condition for honoring Cards.
3.2 Carrier shall use reasonable efforts to cause all Agents to permit Cardholders to charge Travel Costs only in accordance with the terms and conditions of the Agreement and in compliance with applicable Operating Regulations. Carrier shall use reasonable efforts to cause compliance by Agents with all of the terms and conditions of the Agreement to be performed by Carrier or Agents. Notwithstanding any such reasonable efforts by Carrier, Carrier shall be responsible for: (i) any failure by any Agent in performing the applicable provisions of the Agreement; and (ii) the settlement of Sales Records and Credit Records completed by Agents.
3.3 Before honoring a Card, Carrier shall do the following to determine whether the Card is valid: (a) where possible, examine the format of each Card presented in connection with a purchase for authenticity and confirm, by checking the effective date and the expiration date as stated on the face of the Card, that the Card has become effective and has not expired; and (b) obtain Authorization. Neither Carrier nor any Agent shall impose a requirement on Cardholders to provide any personal information such as a home or business telephone number, home or business address, driver's license number, or a photocopy of a driver's license as a condition for honoring Cards unless such information is required or permitted under specific circumstances cited in the Agreement.

Notwithstanding the foregoing, with respect to Transactions that are not conducted face-to-face, Carrier may request from a Cardholder the information necessary to complete an address verification service request. Neither Carrier nor any Agent shall make a photocopy of a Card under any circumstances, nor shall a Cardholder be required to provide a photocopy of the Card as a condition for honoring the Card. Neither Carrier nor any Agent shall require a Cardholder, as

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
a condition for honoring the Card, to sign a statement that in any way waives the Cardholder's rights to dispute the Transaction. Carrier may require passengers to present personal information, including a driver's license, passport, or other picture identification, for purposes of complying with Carrier's policy or applicable law.
3.4 (a) Carrier or Agent shall obtain Authorization for the total amount of the Travel Costs before completing any Card sales Transaction (which in the case of Transactions involving paper submissions pursuant to Section 6.2(d) may require telephone Authorization). Such Authorization may be provided by any third party provider acceptable to Servicer. Authorization verifies that the Card number is valid, the Card has not been reported lost or stolen at the time of the Card sales Transaction, and confirms that the amount of credit or funds requested for the Card sales Transaction is available. Carrier or Agent will follow any instructions received during Authorization. Upon receipt of Authorization, Carrier or Agent may consummate only the Card sales Transaction authorized and must note the Authorization code on the Sales Record. For all ticket by mail, telephone or internet Card sales, Carrier must obtain the Card expiration date and forward that date as part of the Authorization.
(b) Authorization does not: (i) guarantee Carrier final payment for a Card sales Transaction; (ii) guarantee that the Card sales Transaction will not be disputed later by the Cardholder as any Card sales Transaction is subject to Chargeback; or (iii) protect Carrier in the event of a Chargeback regarding unauthorized Card sales Transactions or disputes involving the quality of goods or services. Authorization will not waive any provision of the Agreement or otherwise validate a fraudulent sales Transaction or a sales Transaction involving the use of an expired Card.
(c) In a Card sales Transaction in which a Card is presented electronically, if Carrier's Terminal is unable to read the magnetic stripe on the Card, Carrier must key-enter the Transaction into the POS Device for processing and obtain: (i) a physical imprint of the Card using a manual imprinter; and (ii) the Cardholder's signature on the imprinted Sales Record.
3.5 Neither Carrier nor any Agent shall make any Card sale to any customer in any of the following circumstances (with the exception of ticket by mail, internet or telephone pursuant to Section 3.8 permitted by the Agreement and ticket by automated machine pursuant to Section 3.9 or purchased through other CNP Transactions): (a) a Card is not presented at the time of sale; (b) the signature on the Sales Record does not appear to correspond to the signature appearing in the signature panel on the reverse side of the Card, or the Cardholder does not resemble the person depicted in any picture which appears on the Card; (c) the signature panel on the Card is blank and is not signed in accordance with the procedures specified in Section 3.6; and (d) no Authorization is received. Any Carrier or Agent completing a Transaction under the conditions in this Section 3.5 shall be responsible for such Sales Record or Credit Record regardless of any Authorization.
3.6 If the signature panel of the Card is blank, in addition to requesting Authorization, Carrier or Agent must: (a) review positive identification to determine that the user is the Cardholder; (b) indicate such positive identification (including any serial number and expiration date) on the Sales Record; and (c) require that the Cardholder sign the signature panel of the Card prior to completing the Transaction. If a Cardholder presents a Card that bears an embossed "valid from" date and the Transaction Date is prior to the "valid from" date, Carrier or Agent shall not complete the Transaction. A card embossed with a

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"valid from" date in month/year format shall be considered valid on the first day of the embossed month and year. A card embossed with a "valid from" date in month/day/year format is considered valid on the embossed date
3.7 (a) Each Card sale shall be evidenced by a Sales Record. Each Sales Record shall be imprinted with the Card unless: (i) the Sales Record results from a Transaction involving Terminals which produce electronic Transaction records; (ii) the Card Transaction is a CNP Transaction; (iii) an imprinter is not available; or (iv) if for any other reason the Sales Record cannot be imprinted with a Card (if Authorization is obtained), including Card Transactions by mail, telephone or automated machine. If an imprinter is not available, the information on the Card and merchant plate shall be reproduced legibly on the Sales Record in sufficient detail to identify the parties to such sale. Such information shall include at least the date of sale, amount, Cardholder's name and account number and Carrier's name and place of business.
(b) Carrier shall include all items of Travel Costs purchased in a single Transaction in the total amount on a single Sales Record or Transaction record except for individual tickets issued to each passenger, when required by Carrier policy.
(c) Each Sales Record shall include on its face the items needed to complete the Settlement File required by the Servicer. Each Sales Record shall be signed by the Cardholder (except where the sale is made pursuant to CNP Transaction or automated machine transaction), which signature shall appear to be the same as the signature on the Card presented, as determined by Carrier or Agent. The Cardholder shall not be required to sign a Sales Record until the final Transaction amount is known and indicated in the "Total" column.
(d) Carrier shall not effect a Transaction for only part of the amount due on a single Sales Record except when the balance of the amount due is paid by the Cardholder at the time of sale in cash, by check, with another card or Card, or any combination thereof.
(e) If Carrier or Agent honors the Card, Carrier or Agent honoring the Card will deliver to the customer a true and completed copy of the Sales Record. The Card account number must be truncated on all Cardholder-activated copies of Sales Records. Truncated digits should be replaced with a fill character such as "x," "*," or "#," and not with blank spaces or numeric characters. All POS Devices must suppress all but the last four digits of the Card account number and the entire expiration date on the Cardholder's copy of the Electronic Sales Records generated from POS Devices (including Cardholder activated).
3.8 Carrier or Agent may enter into Card Transactions in accordance with Carrier's or such Agent's ticket by CNP Transaction program. In each such case, Carrier or Agent will complete the Sales Record (in accordance with Section 3.7) and include on the Sales Record the effective date and expiration date of the Card as obtained from the Cardholder together with words to reflect "mail order" or the letters "MO" or "telephone order" or the letters "TO," or "internet order" or the letters "IO," as appropriate. Carrier must obtain an Authorization code for all such Card Transactions. If a Carrier or Agent completes a Transaction without imprinting of the Card or using a Terminal, Carrier shall be deemed to warrant the true identity of the Cardholder as the authorized holder of such Card unless

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Carrier or Agent has obtained independent evidence of the Cardholder's true identity and has noted such evidence on the applicable Sales Record.
3.9 In the case of sales of tickets by automated machine, such Transaction records must include at least the following information: (i) the account number; (ii) Carrier or Agent's name; (iii) the automated machine's location code or town, city, county, state or province; (iv) the amount of the Transaction in the applicable currency; and (v) the Transaction Date.
3.10 (a) Carrier or Agent may use POS Devices or other data capture services acceptable to Servicer to obtain Authorization and to capture Electronic Sales Record data to submit to a Card Association by reading data encoded on either tracks 1 or 2 on the magnetic stripe of Cards in accordance with Operating Regulations. POS Devices are prohibited from printing or displaying more information than that which is permitted by Operating Regulations and applicable laws and regulations.
(b) Whenever the embossed account number is not the same as the encoded account number, Carrier is required to: (i) decline the Transaction; (ii) attempt to retain the Card in accordance with Section 3.12 by reasonable and peaceful means; (iii) note the physical description of the Cardholder; (iv) notify Servicer; and (v) handle any recovered Card in accordance with the procedures specified in Section 3.12.
(c) When the embossed account number is the same as the encoded account number, Carrier must follow normal Authorization procedures as described in this Section 3.
3.11 Neither Carrier nor any Agent shall make a cash disbursement to any Cardholder with respect to a Card Transaction.
3.12 Carrier or Agent shall use commercially reasonable efforts to retain a Card by reasonable and peaceful means if: (a) Carrier is requested to do so in an Authorization response message; (b) if the four printed digits above the embossed account number on a Card do not match the first four embossed digits; or (c) if Carrier has reasonable grounds to believe a Card is counterfeit, fraudulent or stolen.

3.13 Servicer will facilitate the reward process for recovered Cards. Recovered Cards must be sent to the address stated below:
Bank Card Center
Attn: Card Recovery
P.O. Box 6318
Fargo, ND 58125-6318
3.14 The following provisions govern CNP Transactions:
(a) Carrier acknowledges that in order to accept and process CNP Transactions, Carrier must (i) implement and adhere to security measures designed to ensure secure transmission of the data provided by the Cardholder in purchasing Travel Costs and effecting payment over the internet as required by the Operating Regulations and applicable requirements of law; (ii) where possible, verify the

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address of the Cardholder via AVS; (iii) at any time when Carrier participates in Verified by Visa or MasterCard Secure Code (each as defined in the applicable Operating Regulations) requirements, Carrier shall provide to Servicer the data elements included in such requirements; and (iv) ensure that, to the extent that the Carrier Website is hosted by an ISP, the ISP meets the minimum security measures and technology requirements.
(b) Carrier shall at all times during the term of this Agreement, display on Carrier Website clear terms and conditions and procedures (the "Terms and Conditions of Sale"). The Terms and Conditions of Sale shall give a complete and accurate description of the Travel Costs offered by Carrier. Carrier Website must include clear details of Carrier's return policy, customer service, contact details (including mail/email/phone/fax), currency accepted, delivery policy and country of Carrier's domicile for every nexus and operation of Carrier. Carrier shall also comply with all and any requirements or guidelines in respect of internet usage issued from time to time by all relevant Card Associations, together with the requirements of applicable laws and regulations.
(c) Carrier Website will clearly inform the Cardholder that the Cardholder is committing to payment before he or she selects the "Pay Now" button. Carrier Website will afford the Cardholder an unambiguous option to cancel the payment instruction at this stage.
(d) Carrier acknowledges that in certain jurisdictions it may be unlawful for Carrier to sell the Travel Costs and that neither Member nor Servicer can accept any liability for the consequences of Carrier trading in such jurisdictions.
(e) Carrier is prohibited from entering Cardholder details into a Terminal manually where those details have been provided to Carrier via the internet.
(f) Carrier shall promptly inform Servicer of every security breach, suspected fraudulent card(s) and suspicious activity on Carrier's security system or through Carrier Website that may relate to Card Transactions.
(g) Neither Member nor Servicer shall in any way be liable for any claim in connection with any representations contained in Carrier Website, webpage(s), advertisement(s) or printed matter relating to Carrier's products or services.
(h) Carrier hereby acknowledges that CNP Transactions are in all cases at Carrier's own risk. Carrier is fully liable for all Chargebacks, fines, assessments, penalties and losses related to CNP Transactions even where Carrier has complied with this Agreement and where the Transaction in question has been authorized. All communication costs related to CNP Transactions are Carrier's responsibility. Carrier acknowledges that neither Member nor Servicer manages the CNP payment gateway or the telecommunication links and that it is Carrier's responsibility to manage that link.
SECTION 4. CARDHOLDER ACCOUNT INFORMATION; SECURITY PROGRAM COMPLIANCE.

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4.1 The Parties and each Agent shall treat all information relating to any Card, including Cardholder name and identification information and account number information in any form, imprinted Sales Records, carbon copies of imprinted Sales Records, mailing lists, tapes, or other media, obtained by reason of any Card Transaction or otherwise ("Cardholder Account Information"), as confidential information and shall protect such materials from disclosure to any third person, except as expressly permitted in this Agreement. The Parties shall at all times only store, process and use Cardholder information in accordance with the requirements of any applicable data processing laws and Operating Regulations. The Parties shall not, without the consent of the Cardholder, sell, purchase, provide or exchange Cardholder Account Information to or with any third person, other than
(a) Carrier's agents, employees and representatives, network providers or Card processors for the purpose of assisting Carrier in completing the Card Transaction;
(b) Member or Servicer's employees and representatives and agents for the purpose of performing under this Agreement and in compliance with the Operating Regulations and applicable requirements of law;
(c) the applicable Card Association or Card Issuer in compliance with this Agreement and the Operating Regulations; or
(d) in accordance with applicable law.
4.2 All Value Added Services being provided to Carrier are set forth on the Value Added Services Schedule, and Carrier will disclose in writing to Servicer any new Value Added Services to be provided to Carrier after the Effective Date prior to using the same. All Value Added Services shall comply with all applicable requirements of law and the Operating Regulations, including PCI. Carrier will comply with the requirements of PCI and any modifications to, or replacements of PCI that may occur from time to time, be liable for the acts and omissions of each third party offering such Value Added Services and will be responsible for ensuring compliance by the third party offering such Value Added Services with all applicable requirements of law and Operating Regulations, including PCI. Carrier will indemnify and hold harmless Member and Servicer from and against any loss, cost, or expense incurred in connection with or by reason of Carrier's use of any Value Added Services. No Member or Servicer will be responsible for the Value Added Services not provided by it nor shall Member or Servicer be responsible for any Card Transaction until it receives data for the Transaction in the format required by it and uses such data in connection with processing performed by it under the Agreement.
4.3 If Carrier uses Value Added Services for the purposes of data capture or authorization, Carrier agrees: (a) that the third party providing such services will be its agent in the delivery of Transactions to Servicer via a data processing system or network similar to Servicer's; and (b) to assume full responsibility and liability for any failure of that third party to comply with applicable requirements of law and the Operating Regulations or this Agreement. No Member or Servicer will be responsible for any losses or additional fees incurred by Carrier as a result of any error by a third party agent or by a malfunction in a Third Party Terminal. No Member or Servicer is responsible for any Transaction until it receives data for the Transaction in the format required by it and Servicer or Member uses such data in connection with processing performed by it under the Agreement.

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SECTION 5. RETURNED UNUSED TRAVEL COSTS; CREDIT ADJUSTMENT.
5.1 Carrier will maintain a fair and uniform policy for the return or exchange of tickets or other Travel Costs for credit adjustments. On the date Carrier accepts the return of unused tickets or other Travel Costs or otherwise allows an adjustment to the Travel Costs which were the subject of a previous Card sale, Carrier will date and otherwise properly complete a Credit Record and submit it to Member or Servicer for processing hereunder in accordance with the timeframes required by the Operating Regulations and applicable law.
5.2 Carrier will make no cash refunds in connection with such credit adjustments, except to the extent it may be required to effect a cash refund pursuant to the involuntary refund requirements of applicable laws, rules, regulations, or tariffs.
5.3 If a Cardholder disputes the receipt of the proper amount of the cash refund, Carrier shall, within the terms established in Section 8 for Chargebacks, furnish Servicer with such documentary evidence of such refund.
5.4 The submission of a Credit Record will not impair the right of Chargeback of Member or Servicer against Carrier in an amount not to exceed the excess of (a) the amount of the Sales Record over, (b) the amount of the Credit Record submitted by Carrier.

5.5 A Carrier shall not accept monies from a Cardholder for the purpose of preparing and depositing a credit voucher that will effect a deposit to the Cardholder's account. A Carrier shall not process a credit voucher without having completed a previous purchase Transaction with the same Cardholder.
SECTION 6. SUBMISSION OF ELECTRONIC SALES RECORDS AND ELECTRONIC CREDIT RECORDS.
6.1 Carrier shall establish and maintain one Settlement Account for each currency permitted pursuant to this Agreement. Each Settlement Account shall be maintained in an office of the financial institution designated by Carrier which is acceptable to Servicer, and shall be subject to Servicer's customary practices and procedures applicable to accounts of that nature and shall be subject to the terms of this Agreement. Carrier shall provide to Servicer all information necessary to facilitate remittance of funds to each Settlement Account. All settlements with respect to Card Transactions submitted in the currency of a given Applicable Country shall be denominated in the lawful currency or currencies specified in the Signatory Agreement that is part of this Agreement.
6.2 (a) Neither Carrier nor Agent may present for processing or entry to any Card Association, directly or indirectly, any Sales Record or Credit Record which was not originated as a result of a Transaction between the Cardholder and such Carrier.
(b) Neither Carrier nor Agent may deposit for entry to any Card Association, directly or indirectly, any Sales Record or Credit Record that it knows or should have known under the circumstances to be (i) fraudulent or (ii) not authorized by the Cardholder. With respect to this requirement, Carrier or an Agent shall be responsible for the actions of their respective employees and agents while acting in their employ or as agents.

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(c) Neither Carrier nor Agent may present for processing or entry to any Card Association any Sales Record or Credit Record representing a Transaction all or part of which had been previously charged back to Servicer or Member (or an Association Obligor, if applicable) and subsequently returned to Carrier. Carrier may, at its option, pursue payment from the customer outside the Card Association system. Should Carrier exercise this option and the Cardholder acknowledge the debt, and choose to pay the amount in full using its Card, Carrier may present a Sales Record in such amount to Servicer for processing.
(d) Carrier or Agent shall submit to Servicer for processing each Sales Record in accordance with the timeframes required by the applicable Operating Regulations. The method of billing for all Electronic Sales Records and Electronic Credit Records processed through any Billing Settlement Processor must be by electronic transmission and shall include itinerary records consisting of departure dates. If Carrier is unable to submit Sales Records and Credit Records originating at Carrier's sales locations, including airport locations, ticket-by-mail centers, and other sales locations, by means of a summary electronically transmitted as provided in Sections 6.5 and 7.1, Carrier may submit such Sales Records and Credit Records to Servicer by means of a paper summary and detail thereof to Servicer's designated processing center, or by means of a Terminal that generates an electronic transmission to Servicer's designated Terminal processor.
(e) Member or Servicer will deposit, or cause to be deposited, on each Business Day, via federal wire transfer, in the case of U.S. dollar Transactions, and SWIFT, in the case of Canadian dollar Transactions, into the applicable Settlement Account for each applicable currency, an amount equal to the amount of Net Activity relating to such currency for each Business Day, subject to Servicer's receipt of the incoming transmission of Sales Records and Credit Records by the time and on the day specified in Exhibit A.
(f) At any time that the aggregate amount of Net Activity results in an amount due Member or Servicer, the aggregate amount due to each of them may be deducted, recouped or set off from amounts subsequently payable to Carrier under this Agreement on account of Sales Records irrespective of the currency in which payment to Carrier is to be made; provided, that, Member or Servicer may, at its option (i) require an immediate wire transfer from Carrier in the amount due, or (ii) apply, set off against or recoup from any Deposit amount maintained pursuant to this Agreement the amount due from Carrier under this Agreement. Carrier will, upon demand by Member or Servicer, pay interest on the amount due from Carrier under this Agreement for the period such amount remains unpaid calculated at a per annum rate equal to the Applicable Rate. Carrier acknowledges that this Agreement is a "net payment agreement" and that the right of Member or Servicer to net out obligations due from Carrier under this Agreement from amounts payable to Carrier hereunder (including from or as represented by the Deposit amount) is a right of recoupment. Carrier further acknowledges that Member and Servicer have entered into each Agreement in reliance upon such right.

(g) Amounts deposited in a Settlement Account or otherwise credited to Carrier (including, without limitation, amounts credited against Carrier's obligations to Member or Servicer for fees, costs and expenses hereunder) in respect of any Sales Record pursuant to this Agreement and Carrier's right to payment of Reserved Funds

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shall be provisional until the payment made to Member by the Card Association in respect of such Sales Record shall become final (i.e., all rights of Chargeback or other rights of the Cardholder or Card issuer to obtain reimbursement of such payment from Member shall have expired).
(h) Submissions and payment from any location must be handled in compliance with all applicable government laws, rules and regulations.
(i) The Signatory Agreement that is part of this Agreement may specify the location of the originating source of submission of any file.
6.3 Processing fees shall be as set forth in the Fee Schedule attached to the Signatory Agreement that is part of this Agreement.
6.4 Servicer will provide Carrier with Transaction reports each Business Day that correspond to Net Activity for such Business Day and that will summarize sales, returns (refunds), Chargebacks, processing fees, and adjustments with adequate detail to allow Carrier to perform account reconciliation.
6.5 Carrier shall cause Agents to submit Electronic Sales Records and Electronic Credit Records to Servicer in the form of the Settlement File by electronic transmission as provided in Sections 6.2(d) and 7.1 through Carrier's accounting office or the appropriate processing center of the area or Billing Settlement Processor of which Carrier is a member. Carrier or the appropriate processing center, as the case may be, shall submit the Electronic Sales Records and Electronic Credit Records to Servicer in accordance with the terms of the Agreement.
6.6 If Carrier utilizes Electronic Data Capture services pursuant to this Section 6.6 to transmit Electronic Sales Records and Electronic Credit Records for Card Transactions through a Terminal, Carrier agrees to utilize such EDC services in accordance with applicable Operating Regulations. Carrier may designate a third person as its agent to deliver to Servicer or directly to Card Associations Transactions captured at the point of sale by such agent. If Carrier elects to designate such an agent, Carrier must provide Servicer prior written notice of such election. Carrier understands and agrees that Member or Servicer is responsible to make payment to Carrier for only those Transaction amounts delivered by such agent to the Card Associations, less amounts withheld by Member or Servicer pursuant to the Agreement, and Carrier is responsible for any failure by such agent to comply with any Operating Regulations, including any such failure that results in a Chargeback.
SECTION 7. ELECTRONIC TRANSMISSION.
7.1 (a) When Electronic Sales Records and Electronic Credit Records are submitted to Servicer electronically, other than Electronic Sales Records and Electronic Credit Records originating from Terminals, as provided in Section 6.6, and processed by Servicer's Terminal processor, such Electronic Sales Records and Electronic Credit Records shall be submitted to Servicer by means of a summary of all Travel Costs by electronic transmission compatible with the computer system of Servicer and shall comply with Section 6.2 of the Agreement. Each such electronic transmission shall contain, at a minimum, the information required for each Electronic Sales Record by Section 3.7 and shall be made in the form of the Settlement File or any other format acceptable to Servicer in its sole discretion, provided, however, that (i) Carrier will not change the format of such electronic submissions

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without first obtaining Servicer's consent, which consent shall not be unreasonably withheld or delayed and (ii) if Carrier requests a change in format with respect to such electronic submissions, Servicer may test such electronic submissions (in the requested format) prior to consenting to such change in format, and such testing by Servicer shall not constitute consent to such format change and shall not in any way limit Servicer's right to reasonably withhold consent with respect to such format change.
(b) If an electronic transmission of Travel Costs does not meet the requirements of the approved format, Servicer shall use reasonable efforts to advise Carrier within eight hours of receipt of same.

(c) Any acceptance by Servicer of an electronic transmission of Travel Costs which does not comply with the appropriate format or, if in the appropriate format, does not contain the information in respect to each Travel Cost summarized therein required by the terms of the Agreement, shall not constitute a waiver of, or preclude Member or Servicer from exercising, the right of Chargeback.
7.2 Carrier shall retain, or cause to be retained, each original Sales Record and Credit Record and any other documentation necessary for Member or Servicer to satisfy applicable Operating Regulations ("Retained Documents") relating to those Transactions transmitted to Servicer directly by Carrier, in each case for at least eighteen (18) months from the date each such Retained Document is submitted to Servicer for processing. Promptly upon Carrier's receipt of Servicer's request for the same, but in no event later than fourteen (14) calendar days following Carrier's receipt of such request, Carrier shall deliver, or cause to be delivered, to Servicer a copy, or the original if specifically requested by Servicer, of the requested document.
Notwithstanding the foregoing, either Carrier or Servicer may elect to hold in its custody Retained Documents for no more than 180 days provided such Party retains a microfilmed or microfiched (or other mutually acceptable medium) copy of such documents for at least eighteen (18) months from the date on which each such document is submitted to Servicer for processing.
SECTION 8. CHARGEBACKS.
8.1 Neither Member nor Servicer is obligated to accept any Sales Record which does not comply in every respect with the terms and conditions of this Agreement, or which does not comply in all respects with the applicable Operating Regulations.
8.2 Carrier agrees to pay Member (or if notified by Servicer to do so, to pay Servicer) the amount of each Chargeback and, in the case of amounts that have not been paid to Carrier, acknowledges Carrier has no right to receive amounts attributable to Chargebacks. Member or Servicer may deduct and retain any amount due to Member or Servicer from Carrier on account of Chargebacks from amounts otherwise payable to Carrier under this Agreement. The provisions of Section 6.2 with respect to payment of Carrier's obligations to Member and Servicer will apply in the event the amount of Net Activity results in an amount due Member or Servicer.
8.3 So long as a Chargeback claim is in the process of dispute resolution pursuant to the Operating Regulations, Carrier shall not make any other claim or take any proceedings

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against the Cardholder in relation to the related Card Transaction or the underlying contract of sale or service.
8.4 In connection with the processing of Chargeback claims, Servicer and Member shall be entitled to rely and act on any agreements, requests, instructions, permissions, approvals, demands or other communications given on behalf of Carrier (whether via email or otherwise in writing) and Servicer shall not be liable to Carrier for any loss or damage incurred or suffered by it as a result of such action.
SECTION 9. REPRESENTATIONS AND WARRANTIES.
9.1 Carrier represents and warrants to Member and Servicer that:
(a) Carrier has full and complete power and authority to enter into and perform under the Agreement and has obtained, and there remain in effect, all necessary licenses, resolutions and filings which are necessary for Carrier to perform its obligations under the Agreement.
(b) Carrier's sales Transactions and credit refund procedures comply in all material respects with all applicable laws and regulations of any governmental authority which are pertinent to such Card sales or refunds. All Card Transactions submitted for processing hereunder are bona fide, no Card Transaction involves the use of a Card for any purpose other than the purchase of goods or services in the ordinary course of business from Carrier nor does it involve: (i) a Cardholder obtaining cash from Carrier; (ii) Carrier accepting a Card to collect or refinance an existing debt or previous Card charges; or (iii) any collusion between Carrier and Cardholder with the intent of fraud.
(c) Carrier's execution and performance of the Agreement will not violate any provision of Carrier's organizational or charter documents, or any indenture, contract, agreement or instrument to which it is a party or by which it is bound and the Agreement constitutes the legal, valid and binding obligation of Carrier, enforceable in accordance with its terms.

(d) Carrier is duly organized and in good standing under laws of the jurisdiction specified in the first paragraph of the Signatory Agreement that is part of the Agreement and is qualified to do business in each jurisdiction where the nature of its activities or the character of its properties makes such qualification necessary or desirable and the failure to so qualify would have a material adverse effect on its assets or operations.
(e) Carrier's and its subsidiaries' (if any) audited, consolidated financial statements and its unaudited, consolidated financial statements, as heretofore furnished to Servicer, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of the preceding year, and fairly present the financial condition of Carrier as of such date and the result of its operations and the changes in financial position for the period then ended. There have been no material adverse changes in the condition or operations, financial or otherwise, of Carrier since the date of the financial statements furnished to Servicer prior to the execution of this Agreement, except as previously disclosed to Servicer in writing. Neither the financial statements described herein nor any other certificate,

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written statement, budget, exhibit or report, including information and reports relating to Card sales for Travel Costs, furnished by or on behalf of Carrier in connection with or pursuant to the Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make statements contained therein not misleading. Certificates or statements furnished by or on behalf of Carrier to Servicer consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of Carrier and Carrier has no reason to believe that such projections or forecasts are not reasonable. To the knowledge of Carrier, after due inquiry by a responsible officer of Carrier, all factual information hereafter furnished to Servicer by Carrier or their agents will be true and accurate in all material respects on the date as of which such information is dated or certified and no such information will contain any material misstatement of fact or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(f) There is no action, suit or proceeding at law or equity, or before or by any town, city, county, state, federal, provincial or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or to the knowledge of Carrier, threatened against Carrier or any of its property which, if determined adversely to Carrier could reasonably be anticipated to materially adversely affect the present or prospective financial condition of Carrier or affect its ability to perform hereunder and Carrier is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or town, city, county, state, federal or provincial governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign where the effect of such default could reasonably be anticipated to materially adversely affect the present or prospective financial condition of Carrier.
(g) Carrier is in compliance in all material respects with its agreement with any Relevant Authorities or other Billing Settlement Processor and is entitled to all the benefits and rights afforded to Carrier under such agreement, which benefits and rights are substantially the same as those afforded to other carriers by Relevant Authorities or other Billing Settlement Processor, if applicable.
(h) Any Card Transactions submitted under this Agreement shall not relate to the provision of services or goods to a country where there may be, or are, any restrictions, regulations, sanctions or laws prohibiting or restricting the provision of any such services or goods.
(i) No consideration other than as set out in this Agreement has been provided by Carrier in return for entering into this Agreement.
The foregoing representations and warranties shall be deemed to be made each time Carrier submits a Sales Record or Credit Record to Servicer for processing.
9.2 Each of Member and Servicer represents and warrants to Carrier that:
(a) It has full and complete power and authority to enter into and perform under this Agreement and has obtained, and there remain in effect, all necessary licenses, resolutions and filings which are necessary for it to perform its obligations under this Agreement.

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(b) Its processing practices and procedures comply in all material respects with all applicable laws and regulations of any governmental authority which are pertinent to such practices and procedures.
(c) Its execution and performance of this Agreement will not violate any provision of its organizational or charter documents, or any indenture, contract, agreement or instrument to which it is a party or by which it is bound and this Agreement constitutes its legal, valid and binding obligation of each of Member and Servicer, enforceable in accordance with the terms of this Agreement.
(d) It is duly organized and in good standing under laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction where the nature of its activities or the character of its properties makes such qualification necessary or desirable and the failure to so qualify would have a material adverse effect on its assets or operations.
SECTION 10. SERVICE MARKS AND TRADEMARKS.
10.1 Except for mere reference to the company name of Carrier in presentations to other merchants for the provision of processing services by Member or Servicer, neither Member nor Servicer shall display or show the trademarks, service marks, logos, or company names of Carrier in promotion, advertising, press releases, or otherwise without first having obtained Carrier's written consent.
10.2 Carrier may indicate in any advertisement, display or notice that the services of a specific Card Association are available. If Carrier has elected to not honor specific Cards pursuant to Section 3.1 hereof, Carrier may use Card Association trademarks and service marks on promotional, printed, or broadcast materials for the sole purpose of indicating which Cards are accepted by Carrier. Notwithstanding anything in the Agreement to the contrary, any use of Card Association trademarks and service marks by Carrier must be in compliance with the Operating Regulations. Carrier's promotional materials shall not indicate, directly or indirectly, that any Card Association, Member or Servicer endorses or guarantees any of Carrier's goods or services.
10.3 Carrier, Member and Servicer acknowledge that no Party hereto will acquire any right, title or interest in or to any other Party's trademarks, service marks, logos or company names and such properties shall remain the exclusive property of the respective parties or their affiliates. Upon termination of the Agreement, the Parties hereto will discontinue all reference to or display of the other Party's trademarks, service marks, logos and company names.

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SECTION 11. AUDIT.
11.1 In the event of reasonable suspicion that Carrier or any of its officers, employees or agents are involved in any fraudulent or unlawful activity connected with this Agreement, Servicer or Member shall have the right to inspect Carrier's Transaction records relating to this Agreement, in connection with which Carrier authorizes Servicer/Member and its authorized agent(s) to examine or audit such records.
11.2 During the term hereof and for one year thereafter, Carrier and Servicer shall have the right at reasonable times and upon reasonable notice to audit, copy or make extracts of the records of the other pertaining to the transactions between or among them under the Agreement to determine the accuracy of the amounts which have been or are to be paid, refunded or credited by one party to the other in accordance with the provisions hereof.
11.3 Carrier shall obtain an audit from a third party reasonably acceptable to Servicer of the physical security, information security and operational facets related to data security of Carrier's business and provide to Servicer and, if applicable, the requesting Card Association, a copy of the audit report resulting therefrom (a) upon Servicer's request, or upon the request of a Card Association, promptly following any security breach on Carrier's system at Carrier's expense (b) at any time upon request of a Card Association at Carrier's expense and (c) if no security breach has occurred on Carrier's system, upon request of Servicer, at Servicer's expense; provided that, with respect to this clause (b), such an audit may not be required more than once per calendar year.
SECTION 12. DISPUTES WITH CARDHOLDERS.
12.1 Carrier will handle all claims or complaints by a Cardholder with regard to Travel Costs or Transactions.
12.2 Any dispute between Carrier and Cardholder arising out of the contract of air carriage shall be settled directly by Carrier without liability, cost, or loss to Member or Servicer.
SECTION 13. ASSIGNMENT; DELEGATION OF DUTIES. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Consent of Carrier shall not be required as to an assignment by Member or Servicer to any subsidiary, Affiliate or parent of Member or Servicer, or by Member to a successor that is approved by or consented to by Servicer in the case of a Member that is not affiliated with Servicer, or any successor to Member or Servicer by reason of merger or consolidation or any Person qualified under Operating Regulations to perform the obligations of Member or Servicer, as applicable, under this Agreement. No party hereto shall make any other assignments of this Agreement without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. Member and Servicer, each in its sole discretion, without prior notice to Carrier, may designate and authorize any Affiliate(s) of Member or Servicer to take any action required or allowed by Member or Servicer or to undertake any duties or fulfill any obligations of either of them hereunder so long as such Affiliate is qualified under the Operating Regulations to perform the obligations of Member or Servicer, as applicable, under this Agreement, and in such case such Affiliate(s) shall be entitled to the rights and benefits of Member or Servicer hereunder, as applicable. Notwithstanding any such designation and authorization, Member or Servicer, as applicable, shall remain liable for any breach or failure to perform hereunder by any such Affiliate(s) of

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Member or Servicer, as applicable, hereunder. Member and Servicer acknowledge that the terms of any agreement between them with respect to assignments shall supersede the provisions of this Section 13 as between Member and Servicer.
SECTION 14. INDEMNIFICATION; LIMIT ON LIABILITY.
14.1 Carrier shall indemnify and hold Member, Servicer and any Association Obligor harmless from and against any and all claims, losses, liability, costs, damages, and expenses on account of or arising out of claims, complaints, disputes, settlement, litigation, arbitration, governmental inquiry or other proceeding pertaining or alleged to pertain thereto and instituted by (a) a Cardholder with regard to Travel Costs or Transactions, and any and all disputes between Carrier and any Cardholder arising out of the common carrier passenger relationship or (b) any Person with regard to any willful misconduct, grossly negligent acts or omissions of Carrier, or any breach by Carrier of any provision of any of the Agreement, the Operating Regulations or any applicable laws and regulations.
14.2 Any Party seeking indemnification from Carrier will promptly notify Carrier of any such claim and allow Carrier the right to assume the defense of any such claim; provided, that, legal advisors retained by Carrier shall be reasonably acceptable to Servicer. Neither Member nor Servicer will settle any such claim without Carrier's written consent. In the event that Carrier does not assume the defense of any such claim, Carrier will use commercially reasonable efforts to assist in the collection of information, preparation, negotiation and the defense of any such claim. Nothing herein shall limit Member's or Servicer's right of Chargeback as defined in Section 8 of the Agreement.
14.3 Each of Member and Servicer shall indemnify and hold Carrier harmless from and against any and all claims, losses, liability, costs, damages and expenses of any Person (other than Carrier) on account of or arising out of any claims, complaints, disputes, settlement, litigation, arbitration, governmental inquiry or other proceeding instituted by such Person and alleging or arising from the willful misconduct or grossly negligent acts or omissions of Member or Servicer. Except as otherwise provided in any separate indemnification agreements between Member and Servicer, the indemnifying party shall be liable only for its own such acts or omissions. Carrier will promptly notify Member and Servicer of any such third-party claim against Member or Servicer and allow Member or Servicer the right to assume the defense of any such claim. Carrier will not settle any such claim without Member's or Servicer's written consent. Any other provisions contained herein to the contrary notwithstanding, it is hereby agreed that the indemnity provisions set forth in this Section 14 shall survive termination of the Agreement and remain in effect with respect to any occurrence or claim arising out of or in connection with the Agreement.
14.4 In no event will Member or Servicer be liable for loss of profits or for any indirect or consequential loss or damage (howsoever arising) even if such loss was reasonably foreseeable. In no event will Carrier be liable for any indirect or consequential loss or damage (other than lost profits), howsoever arising, even if such loss was reasonably foreseeable.
14.5 Any exchange rate losses due to a refund or Chargeback being processed shall be borne by Carrier.

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SECTION 15. TERMINATION AND WAIVER.
15.1 The provisions of this Section 15 shall apply if any Party hereto shall commit a material default in the performance of its obligations under the Agreement, including any of the defaults specified in this Section 15 as reasons for termination of the Agreement. For purposes of this Section 15, all notices hereunder to be given by or to

Member, shall be given by or to Servicer on behalf of Member. Servicer may remedy any material default by Member.
15.2 Carrier may terminate the Agreement on twenty-four (24) hours' written notice to Servicer if Member or Servicer shall commit a material default under the Agreement and shall fail or refuse to remedy such material default within thirty (30) calendar days after receipt of written notice specifying the nature of such default, or to commence to remedy such material default within such period if the same is curable but cannot reasonably be remedied within such period, or shall fail to complete within forty-five (45) days after receipt of such written notice any remedy commenced during the original thirty (30) day notice period.
15.3 Servicer, for itself and on behalf of Member, may terminate the Agreement without notice to Carrier upon (a) the occurrence of any Insolvency Event, (b) Carrier's commitment of or participation in any systematic, systemic or recurring fraudulent activity, (c) Carrier's failure to notify Servicer of the occurrence of a material default in accordance with Section 21.3 [***].
15.4 Servicer, for itself and on behalf of Member, may terminate the Agreement on five (5) days' written notice to Carrier based upon (a) the imposition, or an attempted imposition, of a lien in favor of any person other than Member or Servicer, whether voluntary or involuntary, on the Deposit or any portion thereof or any property of Carrier subject to the lien or security interest of Member or Servicer or any other Secured Party pursuant to this Agreement, or the imposition of any freeze on any property of Carrier subject to the lien or security interest of Member, Servicer or any other Secured Party; (b) the imposition of any material restriction on or material impairment of any of Member's or Servicer's rights under the Agreement, including any restriction of the rights with respect to the Deposit provided pursuant to the Exposure Protection Schedule; (c) failure by Carrier to pay any of the Obligations when due or to remit funds to Member or Servicer when required pursuant to the Agreement; or (d) failure by Carrier to provide any of the financial statements and reports described in Section 21; provided, that, Servicer shall not terminate the Agreement pursuant to this Section 15.4 if Carrier cures such default within the five (5) day notice period specified in this Section 15.4.
15.5 Servicer, for itself and on behalf of Member, may terminate the Agreement on twenty-four (24) hours' written notice to Carrier if:
(a) Carrier (i) fails to maintain all licenses, permits and certificates necessary for it to conduct flight operations or (ii) materially breaches any requirement of any Operating Regulations, and Carrier fails or refuses to remedy any of the foregoing defaults within fifteen (15) calendar days after receipt of written notice specifying the nature of such default, or to commence to remedy such default within such period if the same is curable but cannot reasonably be remedied within such period, or shall fail to complete within thirty (30) days after receipt of such

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written notice any remedy commenced during the original fifteen (15) day notice period; or
(b) any representation or warranty made by Carrier proves to be incorrect when made in any material respect, and Carrier fails or refuses to remedy such default within thirty (30) calendar days after receipt of written notice specifying the nature of such default, or to commence to remedy such material default within such period if the same is curable but cannot reasonably be remedied within such period, or shall fail to complete within forty-five (45) days after receipt of such written notice any remedy commenced during the original thirty (30) day notice period.
(c) Carrier shall commit any other material default under the Agreement and shall fail or refuse to remedy such material default within thirty (30) calendar days after receipt of written notice specifying the nature of such default, or to commence to remedy such material default within such period if the same is curable but cannot reasonably be remedied within such period, or shall fail to complete within forty-five (45) days after receipt of such written notice any remedy commenced during the original thirty (30) day notice period.
In the case of any material default described in this Section 15 with respect to which Carrier fails to provide notice in accordance with Section 21.3, any period for remedy under Section 15.5 shall begin on the date that such notice should have been provided by Carrier to Servicer.
15.6 No termination of the Agreement (whether under this Section 15 or any other provision of the Agreement) shall affect the rights or obligations of any party which may have arisen or accrued prior to such termination, including without limitation claims of Member or Servicer for Chargebacks related to Card Transactions that occurred prior to any termination.
15.7 No waiver of any provision hereunder shall be binding unless such waiver shall be in writing and signed by the party alleged to have waived such provisions.
SECTION 16. NOTICES. All notices permitted or required by the Agreement shall be in writing, served by personal delivery (including any courier service), ordinary mail or post or facsimile transmission at the address or facsimile number of the parties set out above or as otherwise notified in writing by any party to the other for such purpose, and shall be deemed to be effectively served on such party if served by personal delivery on the day of delivery (including any courier service), if served by ordinary mail or post two (2) days after the date of pre-paid first class posting or mail, or if served by facsimile transmission on the date of confirmation of transmission.
SECTION 17. RULES AND REGULATIONS; APPLICABLE LAW. Carrier acknowledges that the respective systems of the Card Associations are governed by their respective Operating Regulations and that all transactions hereunder are subject to such Operating Regulations and Carrier is obligated to comply with the Operating Regulations. Carrier further acknowledges that Member and Servicer have entered into the Agreement in reliance upon the applicability of the Operating Regulations of applicable Card Associations to the transactions hereunder and Carrier's performance thereunder. Carrier shall comply in all material respects with all applicable laws and regulations.

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SECTION 18. REIMBURSEMENT BY CARRIER.
18.1 Carrier will reimburse Member and Servicer for any fees, charges, fines, assessments, penalties, and Chargebacks that Member or Servicer may be required to pay a Card Association or may incur with regard to any Transaction(s) processed pursuant to the Agreement or arising out of any failure of Carrier to perform in compliance with applicable Operating Regulations, applicable laws and regulations, or the requirements of PCI or any act or omission by any third party service provider to Carrier or any other party to a contract with Carrier; provided, that, Carrier shall have no obligation for the portion any such amount incurred due to the extent of the willful misconduct or grossly negligent acts or omissions of Member or Servicer. Without limiting the generality of the foregoing, Carrier will reimburse Member and Servicer for Transactions required to be paid by Member or Servicer by virtue of applicable Operating Regulations as such Operating Regulations may be applied by the applicable Card Associations. Any losses suffered by Member, Servicer or any Association Obligor on account of delay by Member or Servicer in processing Chargebacks shall be reimbursed by Carrier with respect to Chargebacks processed by Member or Servicer subsequent to cessation or substantial curtailment of flight operations of Carrier.
18.2 Member and Servicer shall have the right to deduct, set off against, or recoup from the amount of any reimbursement hereunder from any payment otherwise due to Carrier under this Agreement. If Member or Servicer is unable to so collect such amount, Carrier shall pay Member or Servicer (in each case, for Member or Servicer or on behalf of any applicable Association Obligor), on demand, the full amount or any uncollected part thereof provided Member and Servicer furnish Carrier with adequate supporting documentation with respect to such amount. Each Member or Servicer, at its option, may apply, set off against or recoup from the Deposit amount (if any) such amount necessary to satisfy Carrier's obligations hereunder. In the case of any payment made to a third party for which Carrier reimbursed Member or Servicer, Carrier may choose to directly recover the amount involved or otherwise resolve the cause of the reimbursement in its sole discretion; provided, that, in such case, Member and Servicer shall have no obligation to recover such amount or take any other actions relating thereto except to reasonably cooperate with Carrier in the collection of information to prosecute such claims. Without limiting the foregoing, Carrier acknowledges that Reserved Funds are funds provisionally credited to Member pursuant to the Operating Regulations, subject to Chargeback as provided therein, and that pursuant to the Exposure Protection Schedule such funds will not be credited (provisionally or otherwise) to Carrier but will be held by Member or Servicer subject to subsequent credit as provided in the Exposure Protection Schedule and are subject to Chargeback in accordance with the Operating Regulations as such Operating Regulations may be applied by the applicable Card Association.
SECTION 19. COST AND EXPENSES. Carrier shall reimburse Member and Servicer for all reasonable costs and expenses, including reasonable attorneys' fees and expenses of outside counsel to Member or Servicer (which may be higher than the rates such counsel charges to Member or Servicer in certain matters) paid or incurred by Member or Servicer in connection with the enforcement or preservation of Member's or Servicer's rights hereunder provided Member and Servicer shall have furnished Carrier with adequate supporting documentation with respect to such costs and expenses. All such costs and expenses to be paid by Carrier hereunder shall be payable on demand and are secured by the Deposit and all collateral of Member and Servicer hereunder. Member and Servicer, at its option, may deduct the amounts owed to it from any amount otherwise due Carrier from

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
Member or Servicer or apply, set off against or recoup from the Deposit such amount necessary to satisfy Carrier's obligations hereunder. This Section 19 shall survive termination of the Agreement.
SECTION 20. ASSISTANCE.
20.1 No Party to this Agreement shall unreasonably withhold any documentation required by another Party to the Agreement in connection with the defense of any claim asserted in connection with the Agreement.
20.2 Subject to compliance with any applicable data processing laws, Servicer may provide Cardholder's name and address in accordance with the provisions of Section 4.1 for each Chargeback when it is included in the Cardholder's documentation received by Member or Servicer.
SECTION 21. REPORTING. Until any obligation of Member and Servicer to perform hereunder shall have expired or been terminated and all obligations of Carrier to Member and Servicer hereunder shall have been satisfied, Carrier shall furnish to Servicer the following reports, notices and financial statements, which shall be in English and shall be stated in United States dollars unless an alternative currency is indicated in the Signatory Agreement that is part of the Agreement.
21.1 Within one hundred twenty (120) days after the end of each fiscal year of Carrier, the consolidated financial statements of Carrier and its subsidiaries, for the immediately preceding fiscal year, consisting of at least statements of income, cash flow and changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit and stating Carrier's unrestricted cash (including cash equivalents) balance, certified by independent certified public accountants of recognized standing selected by Carrier and reasonably acceptable to Servicer. Servicer hereby confirms and acknowledges that the public accounting firm of Ernst & Young is acceptable to Servicer.
21.2 Within forty five (45) days after the end of each fiscal quarter, consolidated statements of income, cash flow and changes in stockholders' equity for Carrier and its subsidiaries, if any, for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of Carrier and its subsidiaries, if any, as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year and stating Carrier's unrestricted cash (including cash equivalents) balance, accompanied by consolidating statements for such period and a certificate signed by the chief financial officer of Carrier (a) stating that such financial statements present fairly the financial condition of Carrier and its subsidiaries and that the same have been prepared in accordance with generally accepted accounting principles and (b) certifying as to Carrier's compliance with all statutes and regulations applicable to Carrier, respectively, except noncompliance that could not reasonably be expected to have a material adverse effect on the financial condition or business operations of Carrier.
21.3 Within five (5) days of an officer of Carrier becoming aware of any material default by Carrier under the Agreement, a notice from Carrier describing the nature thereof and what action Carrier proposes to take with respect thereto.

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21.4 Within five (5) days of an officer of Carrier becoming aware of the same, notice of any pending or threatened action, suit or proceeding at law or equity, or before or by any town, city, county, state, provincial or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against Carrier or any of its property which is not covered by insurance and, if determined adversely to Carrier, could reasonably be anticipated to materially adversely affect the present or prospective financial condition of Carrier or affect its ability to perform hereunder.
21.5 Within five (5) days after any (a) termination or suspension of any agreement that is relevant to Carrier's performance under this Agreement, or any of Carrier's rights or benefits thereunder, that Carrier has with any Relevant Authorities or a Billing Settlement Processor, (b) modification of any agreement that is relevant to Carrier's performance under this Agreement, with any Relevant Authorities or a Billing Settlement Processor that could reasonably be anticipated to materially adversely affect the present or prospective financial condition of Carrier or affect its ability to perform hereunder or (c) receipt by Carrier of notice from any Relevant Authorities or a Billing Settlement Processor of such Relevant Authorities' or Billing Settlement Processor's intention to terminate, suspend or modify agreement with Carrier, a notice from Carrier of such termination, modification or receipt of notice and such information with respect to the same as Servicer may reasonably request. Such notice shall be provided whether Carrier is a party to an agreement with any Relevant Authorities or a Billing Settlement Processor on the Effective Date or thereafter becomes party to an agreement with any Relevant Authorities or a Billing Settlement Processor.
21.6 Immediately upon the occurrence of an Insolvency Event, Carrier shall include Servicer and Member on the list and matrix of creditors filed with any bankruptcy authority whether or not a claim may exist at the time of filing.
21.7 Immediately upon the declaration of an event of default with respect to any payment obligation of Carrier pursuant to any aircraft lease, notice of such declaration and information concerning the amount of the obligation and the actual or likely consequences of such failure.
21.8 Within five (5) days after the merger or consolidation of Carrier, or entry by Carrier into any analogous reorganization or transaction, with any other corporation, company or other entity or the sale, transfer, lease or other conveyance of all or any substantial part of Carrier's assets, notice of such event, including a description of the parties involved and the structure of the reorganization or transaction.
21.9 Immediately upon a responsible officer of Carrier becoming aware of any material adverse change in the condition or operations, financial or otherwise, of Carrier, notice of such material adverse change.
21.10 Such other information with respect to the financial condition and operations of Carrier as Servicer may reasonably request.
SECTION 22. GENERAL.
22.1 No failure or delay on the part of Member, any Servicer or Carrier in exercising any power or right under the Agreement shall operate as a waiver of such power or right.

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22.2 Section headings are included herein for convenience of reference only and shall not constitute a part of the Agreement for any other purpose.
22.3 Nothing in the Agreement or in the course of conduct between the parties shall be construed as creating a principal and agent partnership or joint venture relationship between the parties hereto.
SECTION 23. REMEDIES CUMULATIVE. All remedies, rights, powers, and privileges, either under the Agreement or by law or otherwise afforded to a Party, shall be cumulative and not exclusive of any other such remedies, rights, powers and privileges. Each Party may exercise all such remedies in any order of priority.
SECTION 24. CONFIDENTIALITY.
24.1 Carrier shall use reasonable efforts to assure that the Agreement, the Operating Regulations and information about Member and Servicer and their respective operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to Carrier pursuant to the provisions hereof is used only for the purposes of the Agreement and any other relationship between Member or Servicer and Carrier and shall not be divulged to any person other than Carrier, its Affiliates and their respective officers, directors, employees and agents, except (a) to their attorneys and accountants in connection with the Agreement, (b) for due diligence purposes in connection with significant transactions or dealings involving Carrier and which are outside the ordinary course of Carrier's business, including investments, acquisitions or financing, to other potential parties to such dealings or transactions or their professional advisors, subject to confidentiality agreements no less protective than these confidentiality provisions and subject, in the case of the Exposure Protection Schedule, to redaction of the Methodology, (c) in connection with the enforcement of the rights of Carrier hereunder or otherwise in connection with applicable litigation, and (d) as may otherwise be required by any court or law enforcement or regulatory authority having jurisdiction over Carrier or by any applicable law, rule, regulation or judicial process, the opinion of Carrier's legal advisors concerning the making of such disclosure to be binding on the parties hereto; provided, that, in the event that Carrier determines that it is required to disclose any such information whether pursuant to a judicial order or to applicable law, Carrier agrees, to the extent legally permissible, to provide Member or Servicer within ten (10) days' prior written notice (or such shorter prior notice as shall be reasonable and practicable in the circumstances) of such determination and the basis for such determination prior to making disclosure so that Member or Servicer may consider whether to seek an appropriate protective order or to waive compliance with the requirements of this Section 24. Carrier shall not incur any liability to Member or Servicer by reason of any disclosure permitted by this Section 24.

24.2 Member and Servicer shall use reasonable efforts to assure that the Agreement and information about Carrier and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to Member or Servicer pursuant to the provisions hereof is used only for the purposes of the Agreement and any other relationship between Member or Servicer and Carrier and shall not be divulged to any person other than Member or Servicer, their Affiliates and their respective officers, directors, employees and agents, except (i) to their attorneys and accountants in connection with the Agreement, (ii) for due diligence purposes in connection with significant transactions or dealings involving Member or Servicer and which are outside the ordinary course of Member's or Servicer's business, including investments, acquisitions or financing,

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
to other potential parties to such dealings or transactions or their professional advisors, subject to confidentiality agreements no less protective than these confidentiality provisions, (iii) in connection with the enforcement of the rights of Member or Servicer hereunder or otherwise in connection with applicable litigation, and (iv) as may otherwise be required by any court or law enforcement or regulatory authority having jurisdiction over Member or Servicer or by any applicable law, rule, regulation or judicial process, the opinion of legal advisors to Member or Servicer concerning the making of such disclosure to be binding on the parties hereto; provided, that in the event that Member or Servicer determines that it is required to disclose any such information whether pursuant to a judicial order or to applicable law, Member or Servicer, as applicable, to the extent legally permissible, agrees to provide Carrier with ten (10) days' prior written notice (or such shorter prior notice as shall be reasonable and practicable in the circumstances) of such determination and the basis for such determination prior to making disclosure so that Carrier may consider whether to seek an appropriate protective order or to waive compliance with the requirements of this Section 24. Neither Member nor Servicer shall incur any liability to Carrier by reason of any disclosure permitted by this Section 24.
24.3 Carrier hereby authorizes Member to disclose to the Card Associations Carrier's name and address and any and all other information as may be required pursuant to any Operating Regulations, and to list Carrier as one of its customers.
SECTION 25. FORCE MAJEURE.
25.1 Any delay in the performance by any party hereto of its obligations (except for payment of monies when due) shall be excused during the period and to the extent that such performance is rendered impossible or impracticable due to any one or more of the following: acts of God, fires or other casualty, flood or weather condition, earthquakes, acts of a public enemy, acts of war, terrorism, insurrection, riots or civil commotion, explosions, strikes, boycotts, unavailability of parts, equipment or materials through normal supply sources, the failure of any utility to supply its services for reasons beyond the control of the party whose performance is to be excused, or other cause or causes beyond such party's reasonable control.
25.2 If any Party is affected by a force majeure event, it shall immediately notify in writing the other Parties of the nature and extent of the circumstances and the Parties shall discuss and agree on the action to be taken.
SECTION 26. ASSOCIATION OBLIGOR. Carrier acknowledges that Carrier may be obligated to an Association Obligor to the extent an Association Obligor has incurred liability to a Card Association either as a Direct Obligor or on account of payment of an Indirect Obligation. For the avoidance of doubt, it is understood and agreed that in the case of any such obligation, Carrier shall only be obligated to pay the obligation once, unless payment is made to an entity other than Member, Servicer, an Association Obligor, Card Association or other Secured Party, and the obligation to the Card Association is not extinguished or satisfied on account of such payment or otherwise. Member or Servicer shall act reasonably on behalf of an Association Obligor in such circumstances and Carrier may rely upon any actions taken or directions given by Member or Servicer as having been authorized by an Association Obligor.
SECTION 27. JUDGMENT CURRENCY. Carrier agrees that any judgment concerning this Agreement granted in favor of Member or Servicer shall be paid in the

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currency such judgment is rendered in (the "Judgment Currency"). If Carrier fails to pay a judgment as described in the preceding sentence, Carrier agrees to indemnify Member and Servicer against any loss incurred by Member or Servicer as a result of the rate of exchange at which any amount recovered against Carrier (by way of recoupment, setoff or otherwise) is converted to the Judgment Currency. The foregoing indemnity shall constitute a separate and independent obligation of Carrier and shall apply irrespective of any indulgence granted to Carrier from time to time and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
SECTION 28. WAIVER OF SOVEREIGN IMMUNITY. To the extent that Carrier may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its revenues, assets or properties sovereign immunity from suit, from the jurisdiction of any court (including but not limited to any court of the United States of America or the State of Minnesota), from attachment prior to judgment, attachment in aid of execution of a judgment or from execution of judgment to the extent that in any such jurisdiction there may be attributed such sovereign immunity (whether or not claimed), Carrier hereby irrevocably agrees not to claim and hereby irrevocably waives such sovereign immunity in respect of suit, jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment and execution of a judgment.

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Exhibit A
to Master Terms of Service
Payment Schedule

File Received by Member or Servicer by 9:00 P.M. (prevailing Central time, U.S.)	Day Funded (via wire)
Monday	Tuesday
Tuesday	Wednesday
Wednesday	Thursday
Thursday	Friday
Friday	Monday
Saturday	Tuesday
Sunday	Tuesday
Days that United States government offices and agencies are not open (weekends and federal holidays) will affect settlement times.

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
FEE SCHEDULE
[***]

A.	[***]

B.	[***]

C.	[***]

D.	[***]

E.	[***]

F.	[***]

G.	[***]

H.	[***]

I.	[***]

[6.2.36] [U.S. Bank - Signatory Agreement.pdf] [page 1 of 61]
EXPOSURE PROTECTION SCHEDULE
(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
EXPOSURE PROTECTION SCHEDULE
This Exposure Protection Schedule is to the Signatory Agreement dated as of May 21, 2009 by and among Spirit Airlines, Inc. ("Carrier") and U.S. Bank National Association, as "Member" and "Servicer" (together with the Master Terms of Service incorporated therein and all Schedules, Exhibits and other attachments to the Signatory Agreement and the Master Terms of Service, this or the "Agreement").

1.	Certain Definitions.
All terms not otherwise defined herein that are capitalized and used herein shall have the meanings given to them in the Agreement. References to Sections in "this Agreement" or "the Agreement" mean any such Section in the MTOS. As used in this Exposure Protection Schedule, the following terms shall have the meanings indicated:
Aggregate Protection - The sum of (i) the Deposit, (ii) the amount remaining to be drawn upon any valid and outstanding Letter of Credit, and (iii) the proceeds of any previous draw on a Letter of Credit held by Servicer or Member and not applied to any Obligations or credited to the Deposit.
Carrier's Rights - Any and all rights that Carrier has or may at any time acquire in any Sales Records, any Deposit amount, any right to payment under the Agreement prior to the exercise of any setoff rights or net settlement hereunder, or from any third parties as a result of any Sales Records or Card sales arising under or relating to the Agreement.
Deposit - The aggregate of (a) Reserved Funds and (b) any cash remitted and pledged by Carrier to Member or Servicer or any other Secured Party pursuant to or in connection with the Agreement to secure the Obligations hereunder, and all additions to such aggregate made from time to time and all monies, securities, investments and instruments purchased therewith and all interest, profits and/or dividends accruing thereon and proceeds thereof. Separate Deposits may be maintained in the event there are multiple currencies, in such currencies.
Gross Exposure - As defined in Section 8 of this Exposure Protection Schedule.

Letter of Credit - One or more valid and outstanding irrevocable standby letters of credit that are (i) issued for the benefit of all Secured Parties, (ii) in form and substance acceptable to Servicer, as determined by Servicer in its sole discretion, (iii) issued by a financial institution acceptable to Servicer, as determined by Servicer in its sole discretion and (iv) expressly accepted by Servicer or Member, as agent for all Secured Parties. Servicer hereby confirms, acknowledges and agrees that (x) the form and substance of the letter of credit attached hereto as Exhibit A is acceptable to Servicer, (y) Bayerische Hypo- und Vereinsbank AG, as the issuer of such letter of credit is on the date of this Agreement acceptable to Servicer and (z) GS Bank U.S.A. as the issuer of such letter of credit is on the date of this Agreement acceptable to Servicer.
Lien - Any mortgage, pledge, security interest, encumbrance, lien, hypothec or charge of any kind (including any agreement to provide any of the foregoing), any
1

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conditional sale or other title retention agreement or any lease in the nature thereof, or any filing or agreement to file a financing statement as debtor on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement.
Methodology - As defined in Section 3 of this Exposure Protection Schedule.
Obligations - All of Carrier's obligations under the Agreement whether now existing or hereafter arising, whether now existing or hereafter arising (including any of the foregoing obligations that arise prior to or after any Insolvency Event and any obligations arising pursuant to this Exposure Protection Schedule).
Required Amount - [***]
Secured Parties - Any of Servicer, Member, and each Association Obligor under the Signatory Agreement.

2.	Exposure Protection

(a)	Upon commencement of the Agreement, Member or Servicer may retain and hold all funds paid to Member by a Card Association on account of Sales Records submitted by Carrier to Servicer or Member as Reserved Funds until the amount of the Aggregate Protection equals the Required Amount, as determined in accordance with Sections 3 and 8 of this Exposure Protection Schedule. In lieu of retaining Reserved Funds, or in addition to retaining and holding Reserved Funds, Member or Servicer, in its sole discretion, may, based upon the Net Activity report delivered under Section 6.4 of the MTOS or other relevant documentary evidence, demand that Carrier, and Carrier shall upon such demand, remit to Servicer within two (2) Business Days of Servicer's demand immediately available funds to hold as the Deposit in an amount that when added to amounts (if any) retained and held by or on behalf of Member or Servicer as the Deposit causes the amount of the Aggregate Protection to equal the Required Amount. The Deposit amount shall be

(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

subject to adjustment as provided in Section 3 of this Exposure Protection Schedule. Member, Servicer or any Secured Party will hold the Deposit as security for the due and punctual payment of and performance by Carrier of the Obligations.

(b)	To the extent Carrier has or may at any time acquire any rights in Carrier's Rights, Carrier grants to each of Servicer, Member, and all other Secured Parties a Lien on the Deposit and all other Carrier's Rights to secure the payment and performance by Carrier of all Obligations. Each Secured Party shall act as agent for all Secured Parties to the extent that any such Secured Party controls or possesses the Deposit or any collateral hereunder or is named as Secured Party on any filing, registration or recording. Carrier hereby acknowledges that notwithstanding the foregoing grant of a Lien, Reserved Funds represent only a future right to payment owed to Carrier under the Agreement, payment of which is subject to the terms and conditions of the Agreement and to Carrier's complete and irrevocable fulfillment of its obligations and duties under the Agreement and do not constitute funds of Carrier.

(c)	Carrier further agrees that during the term of the Agreement, Carrier shall not grant, or attempt to grant, to any other Person or suffer to exist in favor of any other Person any Lien or other interest in Carrier's Rights (if any) or in any proceeds thereof unless any such Lien or other interest and the priority thereof are subject to a subordination agreement in favor of Member, Servicer and all other Secured Parties and reasonably satisfactory to Servicer. This prohibition against the granting of any liens does not include a prohibition against the granting of liens in Carrier's right to payment under this Agreement from Member or Servicer after Member or Servicer has setoff any amounts that may be owing from Carrier to Member or Servicer under this Agreement (a "Right to Payment") and Member and Servicer acknowledge that they have received notice that Carrier has granted a lien in its Right to Payment in favor of Goldman Sachs Credit Partners LP ("Goldman") and certain other lenders pursuant to that certain Security Agreement and Chattel Mortgage, dated as of July 25, 2005, between Carrier and Wells Fargo Bank Northwest, National Association, as collateral agent on behalf of Goldman (the "Goldman Lien")

(d)	Carrier hereby acknowledges that Member and Servicer dispute the existence of any interest of Carrier in any rights to payment from Cardholders or Card Issuers arising out of the Sales Records and further acknowledges that to the extent it may have an interest therein, such interest is subordinate to the interests of the Secured Parties and of any of their respective subrogees.

(e)	Carrier will do all acts and things, and will execute, endorse, deliver, file, register or record all instruments, statements, declarations or agreements (including pledges, assignments, security agreements, financing statements, continuation statements, etc.) reasonably requested by Servicer, in form reasonably satisfactory to Servicer, to establish, perfect, maintain and continue the perfection and priority of the security interest and hypothec of Secured Parties in all Carrier's Rights and in all proceeds of the foregoing, as granted by Carrier pursuant to Section 2(b) and 2(d) of this Exposure Protection
(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

Schedule. Carrier will pay the reasonable costs and expenses of all filings and recordings, including taxes thereon or fees with respect thereto and all searches reasonably necessary or deemed necessary by Servicer, to establish and determine the validity and the priority of such security granted in favor of Servicer. Carrier hereby irrevocably appoints Servicer (and all persons, officers, employees or agents designated by Servicer), its agent and attorney-in-fact to do all such acts and things contemplated by this paragraph in the name of Carrier. Without limiting the foregoing, Carrier hereby authorizes Servicer to file one or more financing statements or continuation statements in respect hereof, and amendments thereto, relating to any part of the collateral described herein without the signature of Carrier. A carbon, photographic or other reproduction of the Agreement or of a financing statement shall be sufficient as a financing statement and may be filed in lieu of the original in any or all jurisdictions which accept such reproductions.

3.	Adjustments to Deposit

(a)	Servicer will use the Methodology described in Section 8 of this Exposure Protection Schedule (the "Methodology") to calculate Gross Exposure each Business Day. Carrier acknowledges that Servicer has explained to it and it understands Servicer's Methodology for determining Gross Exposure and the amount of the Aggregate Protection and hereby agrees to be bound by such Methodology and the determinations made by Servicer as a result thereof, absent manifest error. Among other things, Carrier understands that Gross Exposure includes the value of Travel Costs for goods or services sold to Cardholders who used their Cards to purchase such goods or services with respect to which Carrier has not yet provided such goods or services. Servicer and Carrier may change the Methodology by mutual agreement.

(b)	The amount of the Deposit shall be increased or decreased each Business Day, as appropriate, based on the Methodology so that the amount of the Aggregate Protection will at all times equal the Required Amount. Any necessary increases to the Deposit may be made, at Servicer's sole discretion by Member or Servicer withholding as Reserved Funds an amount up to [***] of amounts otherwise payable to Carrier under Section 6.2 of the MTOS until the amount of the Aggregate Protection is at least equal to the Required Amount, or by federal wire transfer of immediately available funds from Carrier to an account designated by Servicer, on the first (1st) Business Day after Carrier's receipt of notice from Servicer that an increase is required and the amount thereof. If the Servicer agrees to permit increases to the amount of the Deposit by wire transfer and the funds required to increase the amount of the Deposit so that the Aggregate Protection is equal to the Required Amount are not transferred to Servicer as required by this Section 3, Member or Servicer may immediately withhold on a daily basis as Reserved Funds an amount up to [***] of amounts otherwise payable to Carrier under Section 6.2 of the MTOS until the amount of the Aggregate Protection at least equals the Required Amount. Member or Servicer shall remit to Carrier from the Deposit the amount necessary to reduce the amount of the Aggregate Protection to equal the Required Amount on each Business Day in accordance with Section 6.2 of the MTOS.

(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

(c)	The amount of the Deposit to be maintained hereunder may be reduced in accordance with Section 9 of this Exposure Protection Schedule pursuant to which Servicer accepts Letter of Credit in lieu of all or a portion of the Deposit so long as the Aggregate Protection equals the Required Amount. Similarly, Servicer shall accept a Letter of Credit meeting the terms contained herein in replacement of an existing Letter of Credit that is either (i) within 120 days of expiration or (ii) may, after the expiration of the appropriate time frame set forth in Section 9, be subject to a draw due to a downgrade of the bank that issued such Letter of Credit.

(d)	Although Servicer has the right at all times to require that the amount of the Aggregate Protection equal the Required Amount, Servicer may, from time to time, in its sole discretion make remittances to Carrier or release portions of any Letter of Credit such that the Aggregate Protection is less than the Required Amount. The duration of any such reduction is within the sole discretion of Servicer. At any time that the amount of the Aggregate Protection is less than the Required Amount Servicer, in its sole discretion, may again require that the amount of the Aggregate Protection equal the Required Amount. Any required increase may be made as provided in Section 3(b) of this Exposure Protection Schedule as determined by Servicer. Any reductions in the amount of the Aggregate Protection as described in this paragraph shall not be deemed a course of dealing nor give rise to any rights by Carrier in the future to require that the amount of the Aggregate Amount be less than the Required Amount.

(e)	If an event or series of events occurs that can reasonably be determined to have a materially positive effect on Carrier's present and prospective financial condition, then within ten days of each anniversary date of the Commencement Date Carrier may submit a written request to Servicer to review the Required Amount for consideration of a reduction in the percentage of Gross Exposure required to be maintained as the amount of the Aggregate Protection (a "Modification Request"). Servicer shall review the Modification Request and information presented by Carrier and attempt to respond to such request within thirty (30) days. Any determination of whether to agree to the Modification Request shall be made in the sole discretion of Servicer. If Servicer does not agree to the Modification Request, then Carrier shall have a period of fifteen (15) days from such response by Servicer to provide written notice to Servicer of Carrier's election to terminate the Agreement ninety days from the date Carrier's notice to terminate is delivered to Servicer. Carrier shall have no right to terminate the Agreement prior to its then current term (other than as a result of Servicer or Member's breach) if it fails to (i) deliver a Modification Request within the time frame stated in this Section or (ii) provide notice of termination as a result of a negative response by Servicer to a Modification Request within the time frame stated in this Section.

4.	Control of Deposit
Carrier acknowledges that (i) funds remitted to Member or Servicer by Carrier and (ii) funds paid by Card Associations and held by Member, Servicer or any Secured Party as the Deposit may be commingled with other funds of Member, Servicer or
(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
such Secured Party, and further acknowledges that all such funds, and any investment of funds shall be in the name and control of Member, Servicer or such Secured Party, and Carrier shall have no interest in any securities, instruments or other contracts or any interest, dividends or other earnings accruing thereon or in connection therewith. It is the understanding of the Parties that, notwithstanding any other provision of the Agreement to the contrary, (a) the sole obligation of Member or Servicer with respect to the Deposit shall be the obligation to pay to Carrier amounts equal to the amounts attributable to Travel Costs with respect to which Carrier has provided goods or services net of any Obligations owed Carrier to any Secured Party, (b) such obligation to make payment to Carrier is at all times subject to the terms of the Agreement, and (c) such payment shall only be due and payable upon complete and irrevocable fulfillment by Carrier of all of its obligations and duties under the Agreement.

5.	Investment

(a)	To the extent permitted by applicable law or regulation, all amounts held as the Deposit will be deemed to earn a yield equal to the Applicable Rate. The amount so earned shall be credited to the Deposit.

6.	Right of Offset; Recoupment; Application
At any time that an amount is due Member, Servicer or any other Secured Party from Carrier, and Member, Servicer or such other Secured Party does not obtain payment of such amount due as provided in the Agreement, Member or Servicer (each on behalf of itself and any other Secured Party) shall have the right to apply, recoup or set off any amounts otherwise owed by Member, Servicer or any other Secured Party to Carrier hereunder, including, without limitation, any amounts attributable to the Deposit, to the amount owed by Carrier. Servicer may exercise any such right for its benefit or the benefit of Member or any other Secured Party. Where any application, recoupment or set off requires the conversion of one currency into another, Servicer or Member shall be entitled to effect such conversion in accordance with its prevailing practice and Carrier shall bear all exchange risks, losses, commissions and other bank charges which may thereafter arise.

7.	Retention of Deposit After Cessation
Notwithstanding any other provision of the Agreement to the contrary, during the period not to exceed [***] months from the earlier of termination of this Agreement or the date upon which Carrier permanently ceases flight operations, Member and Servicer may retain the Deposit and Letters of Credit so that the Aggregate Protection at least equals the Required Amount on each day. As the Required Amount is reduced because Gross Exposure has been reduced, Servicer is obligated to remit sufficient funds from the Deposit and/or return the Letter of Credit to Carrier within two (2) business days of such determination so that the Aggregate

Protection does not exceed the Required Amount. Subject to the foregoing and the eighteen month time frame, Servicer shall continue to hold the Deposit and/or Letters of Credit until Servicer has determined that Carrier has no further Obligations or potential Obligations and Servicer shall be without any obligation to remit funds to Carrier until such time.

(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

8.	[***]
[***]

(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

9.	Standby Letter of Credit

(a)	The amount of the Aggregate Protection which Servicer or Member may maintain pursuant to this Exposure Protection Schedule shall include the sum of (a) the amount remaining to be drawn upon any valid and outstanding Letter of Credit and (b) the proceeds of any previous draw on a Letter of Credit held by Servicer or Member and not applied. At such time as the Servicer or Member may no longer draw on the Letters of Credit, Servicer may require that the amount of the Deposit plus proceeds of any draw on the Letters of Credit held by Servicer or Member and not applied equal the Required Amount.

(b)	Upon the occurrence of any event that gives rise to Servicer's right under this Agreement to make demand on Carrier for payment to Servicer or Member of any Obligations and after (i) application of all amounts held as part of the Deposit and (ii) application of all amounts that would otherwise be payable to Carrier from Member or Servicer under the Agreement on such date, if any, then the Servicer, at its option, may draw on any Letter of Credit issued for its benefit with respect to the Agreement to pay such Obligations in an amount that does not exceed the sum of (A) the amount the Servicer has a right to demand that the Carrier pay the Servicer or Member under this Agreement on such date plus (B) the amounts the Servicer reasonably believes it will have a right to demand that the Carrier pay the Servicer or Member as Obligations during the following seven day period.

(c)	Notwithstanding anything to the contrary contained in this Section 9 to the contrary, Servicer may draw upon the full amount of a Letter of Credit if sixty (60) days have passed since Servicer delivered written notice to Carrier that
(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

the rating of the bank that issued the Letter of Credit has fallen below (A) [***] under the Moody's Investors Service rating system or (B) [***] under the Standard and Poor's rating system, or (C) if ratings from either of those services are unavailable, the equivalent rating of any of the foregoing under any similar rating system.

(d)	Notwithstanding anything to the contrary contained in this Section 9 to the contrary, Servicer may draw upon the full amount of a Letter of Credit if (i) five (5) Business Days have passed since the rating of the bank that issued the Letter of Credit has fallen below (A) [***] under the Moody's Investors Service rating system or (B) [***] under the Standard and Poor's rating system, or (C) if ratings from either of those services are unavailable, the equivalent rating of any of the foregoing under any similar rating system, (ii) an Insolvency Proceeding is commenced by or against Carrier or (iii) the Letter of Credit is set to expire within 60 days and Servicer has not received notice of renewal of the Letter of Credit or an replacement letter of credit acceptable as to form and issuer in the sole discretion of Servicer.

(e)	Carrier acknowledges that subject to its right to receive payments under this Agreement, it has no interest in any proceeds of any draw on any Letter of Credit issued for the benefit of Servicer or Member and that upon any valid draw on any Letter of Credit, Servicer or Member shall be entitled to hold the proceeds thereof for payment of the Obligations under the Agreement and apply such proceeds in payment thereof as and when Servicer reasonably deems appropriate, subject to the provisions of Section 7 of this Exposure Protection Schedule. Neither Servicer nor Member shall have any obligation to remit to any Person any excess proceeds of any draw on any Letter of Credit until expiration of the period specified in Section 7 of this Exposure Protection Schedule. In the event of any dispute between Carrier and the issuer of a Letter of Credit or any subrogee thereof, or any other Person with respect to entitlement to any proceeds of a Letter of Credit, Servicer or Member may retain all such proceeds until final resolution of such dispute by a court of competent jurisdiction, subject to the right of Servicer or Member to retain and apply proceeds in payment of the Obligations. In the event that Servicer or Member draws on a Letter of Credit and holds the proceeds thereof at a time when Carrier is conducting normal flight operations, Servicer or Member, at its option, may include such proceeds in its calculation of coverage for the Required Amount and remittances to Carrier may be made in accordance with Section 2 of this Exposure Protection Schedule as if the proceeds were part of the Deposit. Carrier further agrees that at Servicer's option, any excess proceeds of a Letter of Credit, as determined by Servicer in good faith after taking into account all obligations of the Carrier to the Secured Parties, may be remitted to the issuer of a Letter of Credit, or if the issuer has been reimbursed in full for all amounts owed to it on account of the draw on the Letter of Credit, to the account party thereof.

10.	Fare Club Exposure

(a)	The "Fare Club Exposure," as determined in accordance with this Section 10 shall be added to the calculation of Gross Exposure at all times; provided,

(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]

however, (i) the Fare Club Exposure will first be added to the calculation of Gross Exposure on the last Business Day of the first full month after the Commencement Date and (ii) the amount of the Fare Club Exposure will only be modified as of the last Business Day of each month.

(b)	The initial calculation of the Fare Club Exposure shall be based upon the assumption that (i) the Fare Club memberships are only for a [***] period and (ii) sales of Fare Club membership average [***] per month.

(c)	During the initial six month period beginning with the first full month after the Commencement Date, the following amounts shall constitute the Fare Club Exposure:

Month No.	1	2	3	4	5	6
Fare Club Exposure Amount	[***]	[***]	[***]	[***]	[***]	[***]

(d)	Within 10 days of the end of each month, Carrier shall provide Servicer with a report of its Fare Club membership sales for the preceding month made through the use of a Card (the "Fare Club Sales Report"). The first Fare Club Sales Report shall cover the first full calendar month after the Commencement Date.

(e)	At the conclusion of each six month period, Servicer shall complete a reconciliation between the actual Fare Club Exposure then held and the actual exposure based upon the Fare Club Sales Reports (the "Reconciled Exposure"). The actual exposure for determining the Reconciled Exposure shall be determined by taking the fare club sales for any particular month and reducing such amount by [***] of the original monthly sale amount in each month after such sale until the amount reaches zero, with the first [***] reduction occurring in the month the fare club sale occurs (the "Exposure Reduction Methodology"). Based upon such reconciliation, the amount of Fare Club Exposure will modified to be equal to the Reconciled Exposure.

(f)	During each successive six month period, the Fare Club Exposure will be determined by (i) using the most recent Reconciled Exposure and reducing such amount in each successive month in accordance with the Exposure Reduction Methodology and (ii) adding to the Fare Club Exposure each month an amount equal to the average monthly amount of fare club sales as determined by the most recent six Fare Club Sales Reports, but subtracting from the Fare Club Exposure an amount determined by applying the Exposure Reduction Methodology in succeeding months to the amounts added to the Fare Club Exposure.

(g)	Servicer reserves the right to modify the Fare Club Exposure to the extent that Carrier sells fare club memberships with a term longer than one year. Carrier may request that Servicer adjust the calculation of Fare Club Exposure if at any time more the 40% of the fare club memberships then outstanding, when originally sold, were for terms materially shorter than one year.

(U.S. Transactions)

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
Exhibit A to Exposure Protection Schedule
Date of Issue: August 2009
Irrevocable Standby Letter of Credit Number:
Beneficiary:
U.S. Bank National Association
Mail Station BC MN H22P
800 Nicollet Mall
Minneapolis, MN 55415
Attention: Credit Manager

Amount:	Initial Expiry Date/Place:
See Exhibit C	1 October 2010/New York, NY
Re: Spirit Airlines

Dear Sirs:
We hereby establish our Standby Letter of Credit ("Letter of Credit") in favor of U.S. Bank National Association ("Beneficiary") with Spirit Airlines, Inc. ("Spirit"), referenced below, on behalf of Goldman, Sachs & Co., for the available amount from time to time as set forth in Exhibit C hereto, which amount shall be automatically reduced by the amount of each drawing hereunder, available by the Beneficiary's draft(s) drawn on us at sight (the "Available Amount").
Subject to the provisions of this Letter of Credit, you are hereby irrevocably authorized to make one or more drawings, each in an amount not in excess of the Available Amount in effect on the date such drawing is made by presentment to us at our office at 150 East 42nc Street, 28th Floor, New York, NY 10017 on or prior to the Date of Expiry (as such term is defined below) of a duly completed certificate in the form of Exhibit A attached hereto (the "Demand Certificate"), signed on your behalf by a person purporting to be your authorized signatory, accompanied by the original Letter of Credit.
Partial drawings are permitted, provided that not more than one drawing may be made during any calendar week.
This Letter of Credit is transferable in its entirety (but not in part) to any entity(ies) designated by Beneficiary as a transferee under the Signatory Agreement dated May 2009 between Beneficiary and Spirit (the "Bankcard Agreement") and may be successively so transferred. Transfer of the Available Amount under this Letter of Credit to such transferee shall be effected by the presentation to us of this Letter of Credit accompanied by a certificate substantially in the form set forth as Exhibit B to this Letter of Credit.
The initial term of this Letter of Credit shall commence upon the Date of Issue (set forth above) and continue through and terminate on the close of business on 1 October 2010 unless extended (the then effective date on which this Letter of Credit terminates is the "Date of Expiry").
We herby engage with you that all Demand Certificates presented in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us.
Our obligation under this Letter of Credit shall be absolute and shall not be affected by any circumstance, claim or defense (real or personal), setoff or counterclaim of Spirit or any other person as to the enforceability of the Bankcard Agreement referenced herein, it being understood that our obligations shall be that of a primary obligor, and not that of a surety or guarantor.

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
This Letter of Credit and the Exhibits hereto sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended, or amplified by reference to any facts now known to the undersigned or hereafter made known to the undersigned or to any document, instrument or agreement in which this Letter of Credit is referred to or to which this Letter of Credit relates, and no such reference shall be deemed to incorporate herein by reference any document, instrument or agreement.
This credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce, Publication No. 600.
Bayerische Hypo und Vereinsbank AG
New York Branch
[Authorized Signature(s)]

[6.2.36] [U.S. Bank - Signatory Agreement.pdf]
EXHIBIT A
TO THE LETTER OF CREDIT
Bayerische Hypo-und Vereinsbank AG
150 East 42nc Street, New York, NY 10017

Re:	Irrevocable Standby Letter of Credit Number: SB246653 (the "Letter of Credit")
The undersigned, an authorized signatory of U.S. Bank National Association and/or its successors or assigns, the Beneficiary of the Letter of Credit, hereby certifies to Bayerische Hypo-und Vereinsbank AG (the "Bank") that:

(a) The Beneficiary hereby demands payment of $ ("Demand Amount") under the Letter of Credit for the purpose of paying and/or assuring future payment of amounts due from Spirit pursuant to the Signatory Agreement (including all appendices and amendments thereto) dated May , 2009 between U.S. Bank National Association, and Spirit Airlines, Inc. ("Spirit"), currently and/or contingently, to Beneficiary.
(b) The Demand Amount is equal to or less than the Available Amount under the Letter of Credit.
IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Demand Certificate as of the day of , .

Very truly yours,

U.S. Bank National Association

By:
Name:

Authorized Signatory
3
EXHIBIT B
TO THE LETTER OF CREDIT
INSTRUCTIONS TO TRANSFER
, 20
Bayerische Hypo-und Vereinsbank AG
New York Branch
150 East 42nc Street
New York, NY 10017-4679
Attention: Manager, Letter of Credit Department

Re:	Irrevocable Letter of Credit No.
Gentlemen:
The undersigned is named as a beneficiary in the Letter of Credit referred to above (the "Letter of Credit"). The undersigned now wishes to transfer to the Transferee named below, all rights to the undersigned to draw under the Letter of Credit.

Name of Transferee

Address
Therefore, for value received, the undersigned hereby irrevocably instructs you to transfer to such Transferee all rights of the undersigned to draw under the Letter of Credit. Such Transferee shall hereafter have rights as a beneficiary under the Letter of Credit.
The Letter of Credit is enclosed herewith.
IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the day of , 20 .

[NAME OF TRANSFEROR]

By:
Title:
4

The undersigned, [Name of Transferee], hereby accepts the foregoing transfer of rights under the Letter of Credit.

[NAME OF TRANSFEREE]

By:
Title:

Address:
[insert address]
5
EXHIBIT C
TO THE LETTER OF CREDIT

Date	Available Amount
[***]	[***]

6
EXTENSION TO THE LETTER OF CREDIT

30/09/10-12:50:34	LCPrinter-1386-000002	2

Instance Type and Transmission

Copy received from SMQS
Priority/Delivery : Normal
Message Output Reference : OFAC.OUT0726000774

Message Header

Swift Input : FIN 799 Free Format Message
Sender : HYVEUS33XXX
UNICREDIT BANK AG (HYPOVEREINSBANK)
NEW YORK,NY US
Receiver : USBKUS44XXX
U.S. BANK
MINNEAPOLIS,MN US

Message Text

20: Transaction Reference Number
SB264501
21: Related Reference

79: Narrative
.ATTN: LETTER OF CREDIT DEPT.
.
…REVISED AMENDMENT DATED SEPTEMBER 28, 2010…
.

RE - OUR L/C NO.SB264501 DATED AUGUST 07, 2009
FOR USD 29,000,000.00
B/O - GOLDMAN SACHS AND COMPANY
F/O - U.S. BANK NATIONAL ASSOCIATION
. .
PLEASE ADVISE BENEFICIARY L/CREDIT AMENDED AS FOLLOWS -
.
1) EXPIRY DATE EXTENDED TO MAY 02, 2011
2) ON PAGE 10 OF 10 "EXHIBIT C" ADD THE FOLLOWING SCHEDULE:

DATE:	AVAILABLE AMOUNT:
OCTOBER 1, 2010 TO AND INCLUDING
FEBRUARY 28, 2011	USD15,000,000.00
.
MARCH 1,2011 TO AND INCLUDING
MARCH 31, 2011	USD13,000,0000.00
.
APRIL 1, 2011 TO AND INCLUDING
APRIL 30, 2011	USD11,000,000.00
.
MAY 1, 2011	USD 0.00
.
ALL OTHER TERMS AND CONDITIONS REMAIN THE SAME.
.
CONTINUED ON PAGE 2
*End of Message

30/09/10-12:50:34	LCPrinter-1386-000003	3

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Copy received from SMQS
Priority/Delivery : Normal
Message Output Reference : OFAC.OUT0726000775

Message Header

Swift Input : FIN 799 Free Format Message
Sender : HYVEUS33XXX
UNICREDIT BANK AG (HYPOVEREINSBANK)
NEW YORK,NY US
Receiver: USBKUS44XXX
U.S. BANK
MINNEAPOLIS,MN US

Message Text

20: Transaction Reference Number
SB264501
21: Related Reference

79: Narrative
CONTINUATION OF SB264501, PG 1 OF 2
.
THIS AMENDMENT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION) INT'L CHAMBER OF COMMERCE PUBLICATION NO. 600.
.
PLEASE INDICATE YOUR ACCEPTANCE/REJECTION TO THIS AMENDMENT BY YOUR AUTHENTICATED SWIFT MESSAGE TO HYVEUS33 ATTN: LETTER OF CREDIT DEPT.
.
REGARDS - AIJAZ MIRZA - L/CREDIT DEPT.
*End of Message
FIRST AMENDMENT TO SIGNATORY AGREEMENT
THIS FIRST AMENDMENT TO SIGNATORY AGREEMENT (this "Amendment") is entered into as of January 18 , 2010, by and between Spirit Airlines, Inc., a company organized under the laws of the state of Delaware ("Carrier"), and U.S. Bank National Association ("Bank").
RECITALS
A. Bank and Carrier are parties to a Signatory Agreement (U.S. VISA and MasterCard Transactions) dated as of May 21, 2009 (as the same has been amended, restated or otherwise modified from time to time, the "Card Processing Agreement") pursuant to which Bank processes certain payments made to Carrier using Cards (as such term is defined in the Card Processing Agreement) bearing the servicemark of Visa International, Visa U.S.A. Inc. or MasterCard International Incorporated.
B. Carrier and Bank each desire to make certain changes to the Card Processing Agreement and have therefore agreed to enter into this amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:
Section 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the MTOS attached to the Card Processing Agreement, unless the context shall otherwise require.
Section 2. Amendments. The Card Processing Agreement is hereby amended to add a new Section 16 to the Signatory Agreement portion of the Card Processing Agreement to read as follows:
Section 16 Internet Debit Card Processing. Notwithstanding anything else contained in this Agreement, Carrier may submit for processing hereunder PIN-based Internet Transactions involving Debit Cards provided Bank has notified Carrier that Bank or its affiliates agrees to accept such Transactions. Cartier understands and agrees that Bank's ability to accept PIN-based Internet Debit Card Transactions under this Agreement is dependent upon Bank or its affiliate having agreements in place with certain third party vendors, such as Acculynk. Carrier acknowledges that even if Bank agrees to accept PIN-based Internet Debit Card Transactions, Bank may not be able to accept Transactions for Debit Cards on all the EFT Networks. Carrier may not submit any other PIN-based Debit Card Transactions under this Agreement other than PIN-based Internet Debit Card Transactions. If Bank can no longer process PIN-based Internet Debit Card Transactions because it does not have the required enforceable contracts with third party vendors, no such Transactions may be submitted hereunder. Bank shall not be deemed in breach of the Agreement or otherwise have any liability to Carrier as a result of its inability to process PIN-based Internet Debit Card Transactions due to the lack of the required contracts with third party vendors.
During any period in which Bank can accept PIN-based Internet Debit Card Transactions, the following additional terms shall apply:
16.1 Section 1 of the MTOS is hereby amended by adding the following definitions in the correct alphabetical order:
Credit Card Associations - Visa U.S.A. Inc., Visa International, Inc., MasterCard International Incorporated and any other national card association designated by Bank.

Debit Card - A card or device bearing the symbol(s) of one or more EFT Networks or Credit Card Associations, which may be used to purchase goods and services from Carrier and to pay the amount due to Carrier by an electronic debit to the Cardholder's designated deposit account.
EFT Networks - (i) Interlink Network, Inc., Maestro U.S.A., Inc., STAR Networks, Inc., NYCE Payments Network, LLC, PULSE Network LLC, ACCEL/Exchange Network, Alaska Option Services Corporation, Armed Forces Financial Network, Credit Union 24, Inc., NETS, Inc. and SHAZAM, Inc. and (ii) any other organization or association that hereinafter authorizes Bank or its affiliates to authorize, capture, and/or settle Transactions effected with Debit Cards, and any successor organization or association to any of the foregoing.
Internet PIN Pad - A secure program that displays and allow entry on an alphanumeric keyboard which conforms with the Operating Regulations and requirements established from time to time by Bank, and through which a Cardholder may enter a PIN.
PIN - A Personal Identification Number.
16.2 The definitions of "Card" and "Card Associations" contained in Section 1 of the MTOS are amended and restated in their entirety to read as follows:
Card - (i) Any card (other than a Debit Card) with respect to MasterCard International Incorporated, Visa U.S.A., Inc. or Visa International or other cards bearing the service mark of MasterCard International Inc., Visa U.S.A., Inc. or Visa International or any other national card association designated by Bank and (ii) any Debit Card.
Card Associations - The Credit Card Associations and the EFT Networks and any other card association that may in the future be designated by mutual agreement of Bank and Carrier.
16.3 Fees for PIN-based Internet Debit Card Transactions shall be based upon Debit Card Fee Schedule to the Agreement, attached as Exhibit A to the First Amendment to Signatory Agreement, and the Fee Schedule attached to the Agreement shall not apply to such PIN-based Internet Debit Card Transactions.
16.4 If requested by Bank or required by any EFT Network, Carrier shall prominently display the most current versions of the EFT Network's names, symbols, and/or service marks, as appropriate, on its Internet website and may display such
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marks on promotional materials to inform the public that such Debit Cards will be honored by Carrier. Carrier's use of such marks must comply with the requirements of each mark's owner. Carrier's right to use or display such marks shall continue only long as the Agreement remains in effect and such right shall automatically terminate upon termination of the Agreement.
16.5 In submitting PIN-based Internet Debit Card Transactions to Bank, Carrier agrees as follows:

a.	A Cardholder's Debit Card information and PIN are confidential.

b.	During the Transaction process, Carrier will employ an Internet PIN Pad with appropriate technology to maintain the confidentiality of the Cardholder's Debit Card information and PIN.

c.	Carrier shall use appropriate technology when initiating every Debit Card Transaction so as to prevent the unauthorized recording or disclosure of a Cardholder's PIN.

d.	Carrier shall require that each holder of a Debit Card enter his or her PIN on a Internet PIN Pad when initiating a PIN-based Internet Debit Card Transaction.
16.6 Carrier shall support PIN-based Internet Debit Card Transactions for purchases and refunds, but may not support purchases with cashback or balance inquiries.
16.7 At the time of any PIN-based Internet Debit Card Transaction, Carrier shall make available for each Cardholder to print a Transaction receipt containing, at a Minimum, the following information:

•	Amount of the Debit Card Transaction,

•	Date of the Debit Card Transaction,

•	Truncated Debit Card number or another account number or code that uniquely identifies the Cardholder,

•	Carrier's name, and

•	Reference number or authorization number.
16.8 Carrier may electronically perform a refund Transaction (if permitted by the applicable EFT Network) for a PIN-based Internet Debit Card Transaction only if original PIN-based Debit Card Transaction was initiated by Carrier.
16.9 When requested by any EFT Network, in its sole discretion, Carrier will immediately take action to: (i) eliminate any fraudulent or improper Transactions, (ii) suspend processing of PIN-based Internet Debit Card Transactions; or (iii) entirely discontinue acceptance of PIN-based Internet Debit Card Transactions.
16.10 Carrier understands that PIN-based Internet Debit Card Transactions conducted with a Internet PIN Pad are high risk and there is a significant risk that a Cardholder's PIN may be tracked or improperly disclosed if appropriate security technology is not employed with the Internet PIN Pad. Carrier understands that Bank
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does not provide such security technology and that it is solely Carrier's responsibility to employ such technology. Carrier indemnifies Bank against any claims made by a holder of a Debit Card regarding the unauthorized disclosure of such Cardholder's PIN in any Transactions submitted to Bank for processing.
16.11 All PIN-based Internet Debit Card Transactions shall be included in the flight calendar under the Exposure Protection Schedule to the Agreement and otherwise included when determining Gross Exposure. Carrier shall be responsible for submitting to Bank the flight data information for each PIN-based Internet Debit Card Transaction necessary to allow Bank to include such Transactions in the Gross Exposure calculation.
16.12 Carrier recognizes that the rules for Chargebacks on PIN-based Internet Debit Card Transactions under the EFT Networks and applicable law may differ from the rules applicable to transactions under the Credit Card Associations and agrees that any rules contained under this Agreement applicable to Chargebacks shall be deemed modified to account for such differences under the EFT Networks and applicable law.
Section 3. Representations and Warranties of Carrier. Carrier hereby represents and warrants to Bank that on and as of the date hereof and after giving effect to this Amendment:
3.1 All of Carrier's representations and warranties contained in the Card Processing Agreement are true, correct and complete in all respects as of the date hereof as though made on and as of such date; provided, that references in Section 9.1(e) of the MTOS to financial statements shall be to the most recent financial statements of such type delivered to Bank by Carrier.
3.2 Carrier has the power and legal right and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment and none of the agreements contained herein contravene or constitute a default under any agreement, instrument or indenture to which the Carrier is a party or a signatory or a provision of Carrier's Certificate or Articles of Incorporation or, to the best of the Carrier's knowledge, any other agreement or requirement of law, or result in the imposition of any lien on any of its property under any agreement binding on or applicable to Carrier or any of its property except, if any, in favor of Bank.
3.3 Carrier is duly organized and in good standing under the laws of the state of its organization and is qualified to do business in each state where the nature of its activities or the character of its properties makes such qualification necessary or desirable and the failure to so qualify would have a material adverse effect on the assets or operations of Carrier.

3.4 Upon the effective date of this Amendment, this Amendment and the Card Processing Agreement, as supplemented and amended hereby, will constitute the legal, valid and binding obligations of Carrier enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity.
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Section 4. Representations and Warranties of Bank. Bank represents and warrants to Carrier that Bank has full and complete power and authority to enter into and perform under this Amendment and has obtained, and there remain in effect, all necessary licenses, resolutions and filings which are necessary for Bank to perform its obligations under this Amendment.
Section 5. Ratification of Agreement; Acknowledgment. Except as expressly modified under this Amendment, all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of Carrier and Bank, respectively, under the Card Processing Agreement are hereby ratified by Carrier and Bank, respectively. All references contained in the Card Processing Agreement and the Schedules thereto to "Agreement" shall mean the Card Processing Agreement as supplemented and amended hereby.
Section 6. Effective Date. This Amendment shall become effective upon execution and delivery to Bank of duly executed counterparts hereof by Bank and Carrier.
Section 7. Merger and Integration, Superseding Effect . This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto, and supersedes and has merged into it all prior oral and written agreements, on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.
Section 8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.
Section 9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts of this Amendment when taken together, shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

CARRIER:

SPIRIT AIRLINES, INC.

By:	/s/ David Bradford
Title: VP Treasurer

BANK:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Michael Kennedy
Title: Its Authorized Representative

[Signature Page to First Amendment]
EXHIBIT A
DEBIT CARD TRANSACTION FEE SCHEDULE
Carrier agrees to pay Bank charges for PIN-based Internet Debit Card Transactions according to the following processing fee schedule.

A.	A fee for all PIN-based Internet Debit Card Transactions equal to [***] of all Gross Card Sales during such period. "Gross Card Sales" means the total gross dollar amount of Debit Card sales transactions submitted by Carrier in an applicable period. In addition, Carrier shall be charged a [***] per item fee based upon Gross Card Transactions. "Gross Card Transactions" means the total gross number of transaction items, including sales and refunds submitted by Carrier in an applicable period.

B.	Card Authorization costs, data capture costs, and equipment rental or purchase costs (to the extent Carrier requests such equipment) will be paid directly by Carrier.

C.	Bank will assess a [***] handling fee for each and every Chargeback received by Bank during any 30 calendar day period in which there is at least a [***] ratio of Chargebacks received by Bank to net sales volume. Carrier acknowledges and agrees that such fees constitute reasonable compensation to Bank for the services provided by Bank in connection with the handling of Chargebacks, taking into account, among other things, the costs and expenses, whether direct or indirect, and whether out-of-pocket or attributable to an increased administrative burden, incurred or suffered by Bank as a result of such Chargeback activity. As an accommodation to Carrier, Bank will charge the handling fee specified herein only when the ratio of Chargebacks to net sales volume equals or exceeds [***] during any applicable period.

D.	The rate specified in paragraph A for Gross Card Sales above may be adjusted from time to time to reflect and correspond to: (1) increases or decreases in applicable rates, fees and assessments established and levied by the applicable Card Associations and (2) increases or decreases in Bank's transaction processing costs.

E.	Upon the upgrade of Bank's systems, Carrier and Bank shall endeavor to amend this Debit Card Transaction Fee Schedule to convert from the flat rate pricing to a pricing model in which interchange and assessments from the EFT Networks and the Credit Card Associations are passed through at cost and (i) a mark up as Bank's fee equal to [***], plus (ii) Acculynk's fee equal to [***] plus [***] for Acculynk's fee, each assessed on Gross Card Sales.